Exhibit 10.4

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000, if you are in the United Kingdom, or from another appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

If you have sold or otherwise transferred all of your Climate Exchange Shares, please send this document together with the accompanying documents at once to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws of such jurisdiction.

The distribution of this document in or into jurisdictions other than the United Kingdom and the Isle of Man may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about, and observe, any such restrictions. Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

Recommended Cash Acquisition by

Aether Ios Limited

(“Bidco”)

(a wholly-owned subsidiary of IntercontinentalExchange, Inc.)

of

Climate Exchange plc

to be effected by means of a scheme of arrangement between Climate Exchange plc and holders of Scheme Shares under section 152 of the Isle of Man Companies Act 1931 (as amended)

This document should be read as a whole. Your attention is drawn to the letter from the Chairman of Climate Exchange in Part One of this document, which contains the unanimous recommendation of the Climate Exchange Directors that you vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the Climate Exchange EGM. A letter from J.P. Morgan Cazenove and Kinmont explaining the Scheme appears in Part Two of this document.

Notices of the Court Meeting and Climate Exchange EGM, each of which will be held at One Bunhill Row, London EC1Y 8YY on 2 July 2010, are set out in Parts Ten and Eleven of this document, respectively. The Court Meeting will start at 9.30 a.m. on that date and the Climate Exchange EGM at 9.45 a.m. or as soon thereafter as the Court Meeting is concluded or adjourned.

Climate Exchange Shareholders are informed that, in order for their votes to be counted at the Court Meeting and the Climate Exchange EGM, they must complete and return the enclosed blue and yellow forms of proxy in accordance with the instructions printed thereon as soon as possible, but in any event so as to be received by Climate Exchange’s receiving agent, Computershare Investor Services (Jersey) Limited, Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, not later than 48 hours before the relevant meeting. Forms of proxy may also be sent by facsimile transmission to Computershare Investor

Services (Jersey) Limited on 0870 873 5851 (from within the British Isles) or +44 870 873 5851 (from outside the British Isles). Climate Exchange Shareholders who hold Climate Exchange Shares in CREST may also appoint a proxy using CREST by following the instructions set out in paragraph 12 of Part Two of this document. If the blue form of proxy for the Court Meeting is not lodged by the relevant time, it may be handed to the Chairman of the Court Meeting before the start of that meeting and will still be valid. However, in the case of the Climate Exchange EGM, if the yellow form of proxy is not lodged by the relevant time, it will be invalid. The action to be taken by Climate Exchange Shareholders is further described on page 2 and in paragraph 12 of Part Two of this document.

Climate Exchange ADS Holders should refer to Part Six of this document, which contains important information relevant to such holders.

If you have any questions about this document, the Court Meeting or the Climate Exchange EGM, have not received both forms of proxy or are in any doubt as to how to complete the forms of proxy, please call Computershare between 8.30 a.m. and 5.30 p.m. Monday to Friday (except public holidays) on 01534 281 839 (from within the British Isles) or +44 1534 281 839 (from outside the British Isles). Calls will be charged at national or international rates as the case may be. Please note that calls may be monitored or recorded and Computershare cannot provide financial or tax advice or advice on the merits of the Scheme.

Morgan Stanley is acting as exclusive financial adviser to ICE and Bidco and no one else in connection with the Acquisition and will not be responsible to anyone other than ICE and Bidco for providing the protections afforded to clients of Morgan Stanley nor for providing advice in relation to the Acquisition or any matter referred to herein.

J.P. Morgan plc, which conducts its UK investment banking business as J.P. Morgan Cazenove and is authorised and regulated by the UK Financial Services Authority, is acting exclusively for Climate Exchange and for no one else in connection with the Acquisition and will not be responsible to anyone other than Climate Exchange for providing the protections afforded to clients of J.P. Morgan plc nor for providing advice in relation to the Acquisition or any matters referred to herein.

Kinmont, which is authorised and regulated by the UK Financial Services Authority, is acting exclusively for Climate Exchange and for no one else in connection with the Acquisition and will not be responsible to anyone other than Climate Exchange for providing the protections afforded to clients of Kinmont nor for providing advice in relation to the Acquisition or any matters referred to herein.

Fox-Pitt, Kelton, which is authorised and regulated by the UK Financial Services Authority, is acting exclusively for Climate Exchange and for no one else in connection with the Acquisition and will not be responsible to anyone other than Climate Exchange for providing the protections afforded to clients of Fox-Pitt, Kelton nor for providing advice in relation to the Acquisition or any matters referred to herein.

Capitalised words and phrases used in this document have the meaning given to them in Part Nine of this document.

A copy of this document has been made available on the Climate Exchange website at www.climateexchangeplc.com and the ICE website at www.theice.com.

Date: 28 May 2010

IMPORTANT NOTICE

The release, publication or distribution of this document in or into jurisdictions other than the United Kingdom and the Isle of Man may be restricted by the law of those jurisdictions and therefore any persons in such jurisdictions into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of such jurisdiction. This document does not constitute an offer or invitation to purchase or subscribe for any securities or a solicitation of any vote or approval of an offer to buy any securities pursuant to this document or otherwise in any jurisdiction in which such offer, invitation or solicitation is unlawful. This document has been prepared for the purposes of complying with English law, Isle of Man law, the AIM Rules and the City Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside of the United Kingdom and the Isle of Man.

The Acquisition relates to the shares of an Isle of Man company and is proposed to be made by means of a scheme of arrangement under Isle of Man company law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom and the Isle of Man to schemes of arrangement, which differ from the requirements of the U.S. tender offer rules. Financial information included in or incorporated by reference into this document has been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, which may not be comparable to the financial statements of U.S. companies.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and delivery of this document shall not give rise to any implication that there has been no change in the facts set forth in this document since such date. Nothing in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of Climate Exchange, the Wider Climate Exchange Group, ICE or the Wider ICE Group except where otherwise stated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains certain statements that are or may be forward-looking. These statements typically contain words such as “intends”, “expects”, “anticipates”, “estimates” and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, factors identified elsewhere in this document as well as the following possibilities: future revenues are lower than expected; costs or difficulties relating to the integration of the business of ICE and Climate Exchange or of other future acquisitions, are greater than expected; expected cost savings from the transaction or from other future acquisitions are not fully realised or realised within the expected time frame; competitive pressures in the industry increase; general economic conditions or conditions affecting the relevant industries, whether internationally or in the place ICE and Climate Exchange do business, are less favourable than expected; and/or conditions in the securities market are less favourable than expected.

DEALING DISCLOSURE REQUIREMENTS

Under Rule 8.3(a) of the City Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any paper offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any paper offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any paper offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any paper offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a paper offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the City Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any paper offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any paper offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company; and (ii) any paper offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a paper offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the Acquisition period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

4.	Sanction of the Scheme by the Court	17

5.	Financing	18

6.	The Climate Exchange Directors and the effect of the Scheme on their interests	18

7.	Cancellation of trading of Climate Exchange Shares, re-registration, termination of Climate Exchange ADS programme and settlement of cash consideration	18

8.	Right to implement the Acquisition by way of an Offer	20

9.	Climate Exchange Share Schemes	20

10.	Warrants	21

11.	Overseas holders of Climate Exchange Shares and Climate Exchange ADSs	21

12.	Actions to be taken	21

13.	Further information	23

PART THREE: CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME AND THE ACQUISITION AND FURTHER TERMS OF THE ACQUISITION		24

PART FOUR: THE SCHEME OF ARRANGEMENT		34

PART FIVE: FINANCIAL INFORMATION ON CLIMATE EXCHANGE		39

PART SIX: ADDITIONAL INFORMATION FOR OVERSEAS HOLDERS OF CLIMATE EXCHANGE SHARES AND CLIMATE EXCHANGE ADSs		40

PART SEVEN: ADDITIONAL INFORMATION ON CLIMATE EXCHANGE, ICE AND BIDCO		43

1.	Responsibility	43

2.	Directors	43

3.	Market quotations	44

4.	Interests in relevant Climate Exchange securities	45

5.	Dealings in relevant Climate Exchange securities	47

6.	Interests in relevant ICE securities	48

7.	Dealings in relevant ICE securities	48

8.	Interests and dealings – general	48

9.	Directors’ service contracts and emoluments	50

10.	Material contracts	52

11.	Irrevocable undertakings	55

12.	Cash confirmation	56

13.	Persons acting in concert	56

14.	No material change	57

15.	Consents	57

16.	Sources of information and bases of calculations	57

17.	Documents available for inspection	58

PART EIGHT: TAXATION		59

PART NINE: DEFINITIONS		65

PART TEN: NOTICE OF COURT MEETING		72

PART ELEVEN: NOTICE OF EXTRAORDINARY GENERAL MEETING		74

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Expected time/date
ADS Voting Record Time	5.00 p.m. (New York time) on 3 June 2010

Latest time for receipt by the ADS Depositary of completed ADS Voting Instruction Cards from Climate Exchange ADS Holders	5.00 p.m. (New York time) on 24 June 2010

Latest time for lodging forms of proxy for the:

Court Meeting (blue form)	9.30 a.m. on 30 June 2010(1)

Climate Exchange EGM (yellow form)	9.45 a.m. on 30 June 2010 (2)

Voting Record Time	6.00 p.m. on 30 June 2010 (3)

Court Meeting	9.30 a.m. on 2 July 2010

Climate Exchange EGM	9.45 a.m. on 2 July 2010 (4)

The following dates are indicative only and subject to change. Please see note (5) below.

Last day of dealings in, for registration of transfers of, and disablement in CREST of, Climate Exchange Shares and Climate Exchange ADSs	7 July 2010 (5)

Hearing of the Court (to sanction the Scheme)	7 July 2010 (5)

Scheme Record Time	6.00 p.m. on 7 July 2010 (5)

Effective Date of the Scheme	8 July 2010 (5)

Cancellation of trading of the Climate Exchange Shares on AIM	with effect from 7.00 a.m. on 8 July 2010 (5)

Latest date for despatch of cheques in respect of cash consideration and settlement through CREST	by 22 July 2010 (5)

(1)	It is requested that blue forms of proxy for the Court Meeting be lodged not later than 48 hours prior to the time appointed for the Court Meeting. Blue forms of proxy not so lodged may be handed to the Chairman of the Court Meeting before the start of the Court Meeting.

(2)	Yellow forms of proxy for the Climate Exchange EGM must be lodged not later than 48 hours prior to the time appointed for the Climate Exchange EGM.

(3)	If either the Court Meeting or the Climate Exchange EGM is adjourned, the Voting Record Time for the relevant adjourned meeting will be 6.00 p.m. on the day that is 2 days before the adjourned meeting.

(4)	Or as soon thereafter as the Court Meeting shall have concluded or been adjourned.

(5)	These dates are indicative only and will depend, among other things, on the date upon which the Court sanctions the Scheme and the regulatory timetable. If the expected time and/or date of the Hearing is changed or ICE receives regulatory clearances earlier or later than expected, Climate Exchange will give notice of the change by issuing an announcement through a Regulatory Information Service.

All references in this document to times are to UK time unless otherwise stated.

ACTION TO BE TAKEN

Detailed instructions for the actions to be taken by Climate Exchange Shareholders are set out in paragraph 12 of Part Two of this document and are summarised below.

Voting at the Court Meeting and Climate Exchange EGM

The Scheme will require approval at a meeting of Climate Exchange Shareholders convened by order of the Court to be held at One Bunhill Row, London, EC1Y 8YY at 9.30 a.m. on 2 July 2010. Implementation of the Scheme will also require the passing of the Special Resolution at the Climate Exchange EGM to be held at One Bunhill Row, London, EC1Y 8YY at 9.45 a.m. or as soon thereafter as the Court Meeting is concluded or adjourned. Notices of the Court Meeting and Climate Exchange EGM are set out at Parts Ten and Eleven, respectively, of this document.

Please check that you have received the following with this document:

•	Blue form of proxy for use in respect of the Court Meeting on 2 July 2010; and

•	Yellow form of proxy for use in respect of the Climate Exchange EGM on 2 July 2010.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of Climate Exchange Shareholder opinion. You are therefore strongly urged to complete and return your forms of proxy as soon as possible, whether or not you intend to attend the meetings in person, and in any event so as to be received by Climate Exchange’s receiving agent, Computershare Investor Services (Jersey) Limited, Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, by the following times and dates:

Blue forms of proxy for the Court Meeting	9.30 a.m. on 30 June 2010

Yellow forms of proxy for the Climate Exchange EGM	9.45 a.m. on 30 June 2010

or, if either meeting is adjourned, not later than 48 hours before the time fixed for the adjourned meeting.

Alternatively, blue forms of proxy (but not yellow forms of proxy) may be handed to the Chairman of the Court Meeting before the start of the Court Meeting on 2 July 2010 and will still be valid.

The completion and return of either form of proxy will not preclude you from attending the Court Meeting or the Climate Exchange EGM and voting in person, if you so wish.

Proxy forms should be returned in the reply-paid envelope provided in accordance with the instructions printed thereon to Climate Exchange’s receiving agent, Computershare Investor Services (Jersey) Limited, Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES. Forms of proxy may also be sent by facsimile transmission to Computershare Investor Services (Jersey) Limited on 0870 873 5851 (from within the British Isles) or +44 870 873 5851 (from outside the British Isles).

Assistance

If you have any questions about this document, the Court Meeting or the Climate Exchange EGM, have not received both forms of proxy or are in any doubt as to how to complete the forms of proxy, please call Computershare between 8.30 a.m. and 5.30 p.m. Monday to Friday (except public holidays) on 01534 281 839 (from within the British Isles) or +44 1534 281 839 (from outside the British Isles). Calls will be charged at national or international rates as the case may be. Please note that calls may be monitored or recorded and Computershare cannot provide financial or tax advice or advice on the merits of the Scheme.

CREST and Climate Exchange ADSs

For Climate Exchange Shareholders who hold shares through CREST, details for appointing a proxy through CREST are set out in paragraph 12 of Part Two of this document.

Climate Exchange ADS Holders should refer to Part Six for information relevant to such holders.

PART ONE: LETTER FROM THE CHAIRMAN OF CLIMATE EXCHANGE

Climate Exchange plc

IOMA House

Hope Street

Douglas

Isle of Man IM1 1AP

Registered in Isle of Man No. 109015C

28 May 2010

To Climate Exchange Shareholders and Climate Exchange ADS Holders and, for information only, to holders of options or awards under the Climate Exchange Share Schemes and holders of Warrants issued by members of the Climate Exchange Group

Dear Climate Exchange Shareholder or Climate Exchange ADS Holder

RECOMMENDED CASH ACQUISITION BY BIDCO OF CLIMATE EXCHANGE

at 750 pence per Climate Exchange Share

1.	Introduction

On 30 April 2010, the boards of Climate Exchange and ICE announced that they had agreed the terms of a unanimously recommended cash acquisition by Bidco, a wholly-owned subsidiary of ICE, of the entire issued and to be issued share capital of Climate Exchange. I am writing to you today to set out the terms of the Acquisition, to explain the background to and reasons for our recommendation of the Acquisition and to seek your support and approval for the Acquisition.

This letter sets out the background to the Acquisition and the reasons why the Climate Exchange Directors consider the terms of the Acquisition to be fair and reasonable and are unanimously recommending that you vote in favour of the Resolutions to be proposed at the Court Meeting and the Climate Exchange EGM, as the Climate Exchange Directors have irrevocably agreed to do in respect of the Climate Exchange Shares held by them. I draw your attention in particular to the letter from J.P. Morgan Cazenove and Kinmont set out in Part Two of this document, which gives details about the Acquisition and to the additional information set out in Part Seven of this document.

The Acquisition will be implemented, subject to the satisfaction or waiver of the Conditions, by means of a Court approved scheme of arrangement between Climate Exchange and the holders of Scheme Shares under section 152 of the Isle of Man Companies Act.

For the Acquisition to be completed, Climate Exchange Shareholders will need to vote in favour of the Resolutions to be proposed at the Court Meeting and the Climate Exchange EGM to be held on 2 July 2010 at One Bunhill Row, London EC1Y 8YY at 9.30 a.m. and 9.45 a.m., respectively. Details of the actions you should take, and the recommendation of the Climate Exchange Directors, are set out in paragraphs 12 and 15 respectively of this letter.

2.	Summary of the terms of the Acquisition

Under the terms of the Acquisition, which is subject to the satisfaction or waiver of the Conditions set out in Part Three of this document, Climate Exchange Shareholders and Climate Exchange ADS Holders will receive:

for each Climate Exchange Share or two Climate Exchange ADSs	750 pence in cash

The above offer price values the entire existing issued and to be issued share capital of Climate Exchange at approximately £395 million.

The consideration to be received under the Acquisition represents a premium of approximately:

•	56.9 per cent. to the closing price of 478.0 pence per Climate Exchange Share on 29 April 2010, being the last dealing day prior to the date of the Announcement;

•

56.5 per cent. to the average closing price of 479.3 pence per Climate Exchange Share for the one month period up to and including 29 April 2010, being the last dealing day prior to the date of the Announcement; and

•

44.3 per cent. to the average closing price of 519.6 pence per Climate Exchange Share for the three month period up to and including 29 April 2010, being the last dealing day prior to the date of the Announcement.

Climate Exchange Shares will be acquired by Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, pre-emption rights and other third party interests and rights of any nature whatsoever and together with all rights now or hereafter attaching to them, including the right to receive and retain all dividends and other distributions declared, made or paid after the date of the Announcement.

The above offer price has been determined on the basis that no final dividend in respect of the share capital of Climate Exchange will be paid by Climate Exchange in respect of the year ended 31 December 2009.

3.	Background to and reasons for the recommendation

Climate Exchange has successfully pursued a strategy to become a world leading exchange for trading emissions and environmental contracts. In Europe, the EU Emission Trading System (“EU ETS”) is the world’s largest and most developed emissions cap and trade system and Climate Exchange is a market leader in this segment of the derivatives market. Transaction volumes are continuing to rise rapidly with 2010 volumes 22 per cent. ahead of 2009 (year to date). In the U.S., Climate Exchange has a significant share in all the main emissions contracts currently in force, including those issued under the EPA Clean Air Act programmes, the state level Greenhouse Gas (“GHG”) programme of the Regional Greenhouse Gas Initiative and emission offset contracts under the voluntary offset program of the California Climate Action Registry.

The Board believes the future growth of Climate Exchange will be driven, in Europe, by the switch in the EU ETS initial distribution mechanism from central government allocation to 100 per cent. auctioning. This is expected to generate a material increase in the underlying price risk exposure for industries within EU ETS and, as a consequence, potentially lead to a material increase in demand for hedging products and strategies. In the U.S., the key growth drivers are expected to be resolutions on federal level legislative programmes, including a nationwide cap and trade system for GHGs, as well as clarity on the existing EPA Clean Air Act programmes. In addition, Climate Exchange has interests in other countries where environmental markets are being developed and which may develop to material scale, including China in particular.

As Climate Exchange’s key products or offerings have expanded and developed, certain aspects of its original strategy have been confirmed and the needs of its customers in the marketplace have been understood. Climate Exchange’s customers have made it clear that they see benefits in a single trading platform for environmental contracts worldwide and for this platform also to provide a wider offering of contracts. Equally, a single clearing entity for Climate Exchange customers is expected to bring customer benefits in terms of netting, cross margining and ease of use.

The Acquisition by ICE, valuing Climate Exchange at 750 pence per share, represents a premium of 56.9 per cent. to the closing price of 478.0 pence per Climate Exchange Share on 29 April 2010, the last trading day prior to the date of the Announcement. While the Board believes that the U.S. may ultimately adopt a mandatory emissions trading system, it accepts that there is uncertainty regarding the timing of the implementation of such legislation. Similarly there is also an additional level of uncertainty regarding the implementation of an international basis for the post-Kyoto era. Climate Exchange faces a number of risks alongside the opportunities described above and considers that a larger organisation with a broader portfolio of trading contracts is a more appropriate owner of the business. Against this background, the Climate Exchange Directors consider the terms of the Acquisition to be fair and reasonable, providing shareholders with certainty and the opportunity to realise, in cash, their investment in Climate Exchange.

4.	Strategic rationale for the Acquisition

The board and management of ICE believe that the Acquisition of Climate Exchange represents an attractive strategic opportunity to combine two companies with complementary businesses and strengths and to enhance the competitiveness of the respective businesses. ICE, through its wholly-owned subsidiary, IntercontinentalExchange Holdings, acquired 2,277,034 Climate Exchange Shares (representing approximately 4.8 per cent. of Climate Exchange’s entire existing issued share capital) on 22 June 2009 for a price of 645 pence per Climate Exchange Share. The board and management of ICE have determined that the Acquisition is consistent with the strategic plans of ICE to expand its product offerings and diversify its class of commodities. The transaction is expected to be accretive to earnings in 2011 and slightly dilutive to earnings for the balance of the current year following an anticipated closing at the end of July 2010.1

ICE and its affiliates currently have multiple contracts in place with Climate Exchange and its affiliates to provide technology and clearing services, including a cooperation and licensing agreement whereby ICE provides an electronic trading platform and clearing to European Climate Exchange (“ECX”) for European emissions trading, a licensing technology agreement whereby ICE provides an electronic trading platform to Chicago Climate Exchange (“CCX”) for U.S. emissions trading and a clearing services agreement whereby ICE provides clearing for CCX’s U.S. emissions trading. Pursuant to these contracts, ICE charges fees to Climate Exchange for the services provided and shares in the revenue generated by Climate Exchange with respect to the trading and clearing of emissions contracts.

ICE identified a number of factors that it believes support engaging in the Acquisition and would contribute to the success and the future performance of the combined companies, including:

(A)	the combination of Climate Exchange and ICE would create an industry leading global carbon derivatives exchange;

(B)	the Acquisition would allow ICE to expand its offerings for market participants;

(C)	the Acquisition provides opportunities for cost savings by eliminating duplicate activities;

(D)	the current environment in the global derivatives industry, including the trend of consolidation and increased competition;

(E)	ICE’s ability to leverage its scalable business model; and

(F)	the fact that ICE has greater financial, operational and technical resources to develop innovative new products for Climate Exchange’s customers.

5.	Conditions

The Acquisition will be implemented by means of a scheme of arrangement between Climate Exchange and holders of Scheme Shares under section 152 of the Isle of Man Companies Act and will be conditional upon, amongst other things, the approval of the Scheme by Climate Exchange Shareholders and the sanction of the Scheme by the Court. The Acquisition is also conditional upon the passing of the Special Resolution by Climate Exchange Shareholders at the Climate Exchange EGM and the UK Office of Fair Trading indicating in terms reasonably satisfactory to Bidco that it does not intend to refer the proposed acquisition to the UK Competition Commission for investigation.

[1]

Nothing in this document is intended to be a profit forecast and the statements in this document should not be interpreted to mean that the earnings per share of ICE common stock for the current or future financial periods will necessarily be greater or lower than those for the relevant preceding financial period.

The implementation of the Acquisition is subject to a number of other Conditions, further details of which are set out in Part Three of this document.

6.	Information on Climate Exchange

Climate Exchange is a holding company whose subsidiaries are principally engaged in owning, operating and developing exchanges to facilitate trading in environmental financial instruments, including emissions reduction credits in both voluntary and mandatory markets. Climate Exchange is a leader in the development of traded emissions markets. Its three core operating businesses are ECX, which operates an exchange that focuses on compliance certificates for the mandatory EU ETS; CCX, which operates the voluntary, but contractually binding cap and trade system for greenhouse gas emissions reductions; and the Chicago Climate Futures Exchange (“CCFE”), a regulated exchange in the United States with a portfolio of environmental futures contracts.

In the financial year ending 31 December 2009, Climate Exchange reported sales of £33.6 million and pre-tax profit (excluding non-cash expenses) of £6.8 million.

7.	Information on ICE and Bidco

ICE, which is listed on the New York Stock Exchange under the symbol ICE, is a leading operator of regulated global futures exchanges and over-the-counter markets for agricultural, credit, currency, emissions, energy and equity index contracts. ICE Futures Europe hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S. and ICE Futures Canada list agricultural, currencies and Russell Index markets. ICE is also a leading operator of central clearing services for the futures and over-the-counter markets, with five regulated clearing houses across North America and Europe. ICE serves customers in more than 55 countries.

Bidco is a wholly-owned subsidiary of ICE and is a private company with limited liability incorporated in the United Kingdom.

8.	Management and employees

I, Richard Sandor, will be entering into an employment agreement with ICE which will become effective upon completion of the Acquisition. I will be taking the position within ICE of Chairman Emeritus of Climate Initiatives.

ICE has also given assurances to the Board that, when the Acquisition becomes effective, the existing employment rights, including pension rights, of the management and employees of Climate Exchange will be fully safeguarded.

ICE and Climate Exchange are engaged in complementary businesses that operate in certain of the same jurisdictions and the Acquisition is therefore likely to result in synergies and to provide an opportunity to realise savings in costs and expenses. In assessing the terms of the Acquisition, ICE has made certain assumptions in relation to such synergies and savings. However, their extent and the timing and manner of their implementation will be determined by ICE following completion of the Acquisition. ICE has advised that their implementation is likely to result in job losses and the closure or relocation of sites from which Climate Exchange currently operates.

9.	Climate Exchange Share Schemes

2006 Plan

Certain outstanding options granted under the 2006 Plan are currently exercisable. The rest of the outstanding options under the 2006 Plan will become exercisable immediately prior to but conditional upon the Scheme becoming effective in accordance with its terms. Proposals will be put to all option holders under which they will be able to exercise options on a cashless basis by undertaking to pay the exercise price, and any tax liabilities due, from the proceeds which they would otherwise receive from Bidco for their Climate Exchange Shares. Options will lapse, to the extent not exercised, immediately following the Scheme becoming effective.

CLE ECX Plan

All outstanding options granted under the CLE ECX Plan are currently exercisable. Proposals will be put to all option holders under which they will be able to exercise options on a cashless basis by undertaking to pay the exercise price, and any tax liabilities due, from the proceeds which they would otherwise receive from Bidco for their Climate Exchange Shares. Options will lapse, to the extent not exercised, immediately following the Scheme becoming effective.

LTIP

All options granted under the LTIP are currently exercisable. Proposals will be put to the option holder under which he will be able to exercise options on a cashless basis by undertaking to pay the exercise price, and any tax liabilities due, from the proceeds which he would otherwise receive from Bidco for his Climate Exchange Shares. Options will lapse, to the extent not exercised, immediately following the Scheme becoming effective.

The necessary amendments will be made to the rules of each of the Climate Exchange Share Schemes to implement the arrangements discussed above.

All Climate Exchange Shares issued by 6.00 p.m. on the day of the Hearing Date pursuant to the exercise of options under the Climate Exchange Share Schemes will be subject to the Scheme. All Climate Exchange Shares issued at or after 6.00 p.m. on the day of the Hearing Date pursuant to the exercise of options under the Climate Exchange Share Schemes will be required to be sold to Bidco for 750 pence per Climate Exchange Share in cash pursuant to the revised articles of association of Climate Exchange.

Participants in the Climate Exchange Share Schemes will receive a separate communication with further details of these arrangements.

10.	Warrants

All Warrants issued at the date of this document by the Climate Exchange Group under contractual arrangements in existence (without amendment) as at 30 April 2010, will become exercisable immediately into a number of Climate Exchange Shares specified in or calculated in accordance with those contractual arrangements if the terms of those contractual arrangements allow for the exercise of those Warrants upon the occurrence of an event such as the Acquisition. Any other Warrants issued at the date of this document by the Climate Exchange Group under such contractual arrangements will become exercisable immediately prior to but conditional upon the Scheme becoming effective in accordance with its terms into a number of Climate Exchange Shares specified in or calculated in accordance with those contractual arrangements. Proposals will be put to all Warrant holders under which they will be able to exercise such Warrants on a cashless basis by undertaking to pay the exercise price, and any tax liabilities due, from the proceeds which they would otherwise receive from Bidco for their Climate Exchange Shares.

The contractual arrangements entered into by the Climate Exchange Group with its market makers provide for the issue of Warrants by Climate Exchange on a monthly or quarterly basis throughout 2010 and at the end of 2010 or beginning of 2011 if certain performance conditions are achieved in 2010 (the “Performance Warrants”). Following the date of this document, and if such performance conditions are achieved, Performance Warrants will be issued in accordance with the terms of those contractual arrangements as follows:

(A)	Any Performance Warrants so issued following the date of this document but prior to the Scheme becoming effective will become exercisable immediately prior to but conditional upon the Scheme becoming effective in accordance with its terms into a number of Climate Exchange Shares specified in or calculated in accordance with those contractual arrangements. Holders of such Performance Warrants will be able to exercise their Performance Warrants on a cashless basis by undertaking to pay the exercise price, and any tax liabilities due, from the proceeds which they would otherwise receive from Bidco for their Climate Exchange Shares.

(B)	Any Performance Warrants so issued on or following the Scheme becoming effective will be required to be exercised immediately into a number of Climate Exchange Shares specified in or calculated in accordance with those contractual arrangements and sold to Bidco for 750 pence per Climate Exchange Share in cash pursuant to the revised articles of association of Climate Exchange.

All Climate Exchange Shares issued before 6.00 p.m. on the day of the Hearing Date pursuant to the exercise of the Warrants (including Performance Warrants) will be subject to the Scheme. All Climate Exchange Shares issued at or after 6.00 p.m. on the day of the Hearing Date pursuant to the exercise of the Warrants (including Performance Warrants) will be required to be sold to Bidco for 750 pence per Climate Exchange Share in cash pursuant to the revised articles of association of Climate Exchange. Warrants already issued will lapse, to the extent not exercised, immediately following the Scheme becoming effective.

Holders of Warrants will receive a separate communication with further details of these arrangements.

11.	Irrevocable undertakings

Bidco has received irrevocable undertakings from the Climate Exchange Directors and Climate Exchange’s largest shareholder, Invesco Asset Management Limited, to vote in favour of the Scheme (or, if applicable, to accept the Offer) in respect of their own beneficial shareholdings in Climate Exchange. Further details of these irrevocable undertakings, including the circumstances in which they will fall away, are set out in paragraph 11 of Part Seven of this document. The irrevocable undertakings received represent approximately 48.2 per cent. of Climate Exchange’s entire existing issued share capital. Together with ICE’s holding of 2,277,034 Climate Exchange Shares (representing approximately 4.8 per cent. of Climate Exchange’s entire existing issued share capital), this represents approximately 53.0 per cent. of the entire existing issued share capital of Climate Exchange.

12.	Shareholder meetings and action to be taken by Climate Exchange Shareholders

Completion of the Acquisition is conditional upon the Climate Exchange Shareholders approving the Resolutions to be proposed at the Court Meeting and the Climate Exchange EGM. Details of the approvals being sought at the Court Meeting and the Climate Exchange EGM and the action to be taken by Climate Exchange Shareholders in respect of the Acquisition are set out on page 2 of this document and paragraph 12 of Part Two of this document.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of Climate Exchange Shareholder opinion. You are therefore strongly urged to complete and return your forms of proxy as soon as possible, whether or not you intend to attend the meetings in person.

13.	Cancellation of trading, re-registration, termination of Climate Exchange ADS programme and settlement of cash consideration

Details relating to the cancellation of trading of the Climate Exchange Shares on AIM, re-registration of Climate Exchange as a limited company under the Isle of Man Companies Act 2006, termination of the Climate Exchange ADS programme and settlement of the cash consideration by Bidco are included in paragraph 7 of Part Two of this document.

14.	Overseas holders of Climate Exchange Shares and Climate Exchange ADSs

Overseas holders of Climate Exchange Shares and Climate Exchange ADSs should also refer to Part Six of this document, which contains important information relevant to such holders.

15.	Recommendation

The Climate Exchange Directors, who have been so advised by J.P. Morgan Cazenove and Kinmont, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Climate Exchange Directors, J.P. Morgan Cazenove and Kinmont have taken into account the commercial assessments of the Climate Exchange Directors.

The Climate Exchange Directors believe that the terms of the Acquisition (including the Scheme) are in the best interests of Climate Exchange Shareholders as a whole and unanimously recommend that Climate Exchange Shareholders vote in favour of the Resolutions to be proposed at the Court Meeting and the Climate Exchange EGM, as they intend to do in respect of their own respective beneficial holdings, which on 26 May 2010 (the latest practicable date before the publication of this document) amounted in aggregate to 9,026,583 Climate Exchange Shares (representing approximately 18.9 per cent. of Climate Exchange’s entire existing issued share capital).

16.	Further information

Your attention is drawn to the Explanatory Statement set out in Part Two of this document, which provides further details concerning the Scheme. Your attention is also drawn to the further information contained in Part Three, Part Four and Part Seven and the expected timetable of principal events set out on page 1 of this document.

You should read the whole of this document and not just rely on the information contained in this letter or the Explanatory Statement.

If you have any questions about this document, the Court Meeting or the Climate Exchange EGM, have not received both forms of proxy or are in any doubt as to how to complete the forms of proxy, please call Computershare between 8.30 a.m. and 5.30 p.m. Monday to Friday (except public holidays) on 01534 281 839 (from within the British Isles) or +44 1534 281 839 (from outside the British Isles). Calls will be charged at national or international rates as the case may be. Please note that calls may be monitored or recorded and Computershare cannot provide financial or tax advice or advice on the merits of the Scheme.

Yours faithfully,

/s/ Dr. Richard Sandor

Dr. Richard Sandor

Chairman

Climate Exchange plc

PART TWO: EXPLANATORY STATEMENT

J.P. Morgan plc

125 London Wall

London EC2Y 5AJ

Kinmont Limited

5 Clifford Street

London W1S 2LG

28 May 2010

To the holders of Climate Exchange Shares and Climate Exchange ADSs and, for information only, to holders of options or awards under the Climate Exchange Share Schemes and holders of Warrants issued by members of the Climate Exchange Group

Dear Climate Exchange Shareholder or Climate Exchange ADS Holder

RECOMMENDED CASH ACQUISITION BY BIDCO OF CLIMATE EXCHANGE

at 750 pence per Climate Exchange Share

1.	Introduction

On 30 April 2010, the boards of Climate Exchange and ICE announced that they had agreed the terms of a recommended Acquisition by Bidco of the entire issued and to be issued share capital of Climate Exchange.

The Climate Exchange Directors have been advised by J.P. Morgan Cazenove and Kinmont in connection with the Acquisition and the Scheme. We have been authorised by the Climate Exchange Directors to write to you to explain the terms of the Acquisition and the Scheme and to provide you with other relevant information.

Your attention is drawn to the letter from the Chairman of Climate Exchange set out in Part One of this document, which forms part of this Explanatory Statement. The letter contains, among other things: (a) information on the reasons for and benefits of the Acquisition; and (b) the unanimous recommendation by the Climate Exchange Directors to Climate Exchange Shareholders to vote in favour of the Resolutions to be proposed at the Court Meeting and the Climate Exchange EGM.

Your attention is also drawn to the other parts of this document including, for overseas holders of Climate Exchange Shares and Climate Exchange ADSs, Part Six, which all form part of this Explanatory Statement.

2.	Summary of the terms of the Acquisition and the Scheme

The Acquisition

The Acquisition is to be implemented, subject to the satisfaction or waiver of the Conditions, by way of a Court sanctioned scheme of arrangement between Climate Exchange and the holders of Scheme Shares under section 152 of the Isle of Man Companies Act. The Scheme is set out in full in Part Four of this document. Following the Scheme becoming effective, the entire issued share capital of Climate Exchange will be held by Bidco.

Under the terms of the Acquisition, which is subject to the satisfaction or waiver of the Conditions set out in Part Three of this document, Climate Exchange Shareholders and Climate Exchange ADS Holders will receive:

for each Climate Exchange Share or two Climate Exchange ADSs	750 pence in cash

The above offer price values the entire existing issued and to be issued share capital of Climate Exchange at approximately £395 million.

The consideration to be received under the Acquisition represents a premium of approximately:

•	56.9 per cent. to the closing price of 478.0 pence per Climate Exchange Share on 29 April 2010, being the last dealing day prior to the date of the Announcement;

•

56.5 per cent. to the average closing price of 479.3 pence per Climate Exchange Share for the one month period up to and including 29 April 2010, being the last dealing day prior to the date of the Announcement; and

•

44.3 per cent. to the average closing price of 519.6 pence per Climate Exchange Share for the three month period up to and including 29 April 2010, being the last dealing day prior to the date of the Announcement.

Climate Exchange ADS Holders should also refer to Part Six of this document, which contains important information relevant to such holders.

Conditions

The Acquisition will be conditional upon, amongst other things, the approval of the Scheme by Climate Exchange Shareholders and the sanction of the Scheme by the Court. The Acquisition is also conditional upon the passing of the Special Resolution by Climate Exchange Shareholders at the Climate Exchange EGM and the UK Office of Fair Trading indicating in terms reasonably satisfactory to Bidco that it does not intend to refer the proposed acquisition to the UK Competition Commission for investigation.

The implementation of the Acquisition is subject to a number of other Conditions, further details of which are set out in Part Three of this document.

Details of the Court Meeting and the Climate Exchange EGM and the nature of the approvals required to be given at them are described in more detail in paragraph 3 below. Details of the Hearing to sanction the Scheme are described in more detail in paragraph 4 below.

The Scheme

Under the Scheme, each Climate Exchange Share will be transferred to Bidco. In consideration for the transfer of their shares in Climate Exchange, Climate Exchange Shareholders will receive consideration under the terms of the Acquisition as outlined above. On the Scheme becoming effective, Climate Exchange will be a wholly-owned subsidiary of Bidco, operating under Climate Exchange’s respective brand names.

Once the Conditions specified above and in Part Three of this document have been satisfied, the Scheme will only become effective upon delivery of an office copy of the Court Order to the Financial Supervision Commission for registration. Upon the Scheme becoming effective, it will be binding on all Climate Exchange Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Climate Exchange EGM.

Amendments to Climate Exchange’s articles of association

The Special Resolution will be proposed at the Climate Exchange EGM relating to the Scheme to amend Climate Exchange’s articles of association to ensure that any Climate Exchange Shares issued under the Climate Exchange Share Schemes, pursuant to the exercise of Warrants or otherwise between the Voting Record Time and 6.00 p.m. on the day of the Hearing Date will be subject to the Scheme. It is also proposed to amend Climate Exchange’s articles of association so that any Climate Exchange Shares issued to any person other than Bidco or its nominee(s) at or after 6.00 p.m. on the day of the Hearing Date will be automatically acquired by Bidco on the same terms as under the Scheme. This will avoid any person (other than Bidco or its nominee(s)) being left with Climate Exchange Shares after dealings in such shares have ceased on AIM (which will occur at 5.00 p.m. on the Hearing Date). The Special Resolution set out in the notice of the Climate Exchange EGM in Part Eleven of this document seeks the approval of Climate Exchange Shareholders for such amendments.

Implementation Agreement

Climate Exchange and Bidco entered into an implementation agreement on 30 April 2010 governing arrangements relating to the Acquisition (the “Implementation Agreement”). The Implementation Agreement sets out, among other things, various matters in relation to the implementation of the Acquisition including an undertaking from Climate Exchange not, directly or indirectly, to solicit, initiate, encourage, negotiate, discuss or otherwise seek to procure any competing proposal to the Acquisition, nor to entertain any approach from or enter into or continue discussions and/or negotiations with any other person with a view to such a competing proposal being made. In addition, Climate Exchange has agreed to notify Bidco immediately of any approach made to Climate Exchange in relation to a competing proposal.

Bidco has a matching right in relation to any competing proposal whereby, upon receipt of details of a competing proposal, Bidco may match or better the value implied by that competing proposal, either by confirmation that it intends to increase its offer price or by confirmation that it is ready to announce the increased offer price, in either case such confirmation to be provided to Climate Exchange prior to the earlier of the Board meeting to approve the competing proposal or a set number of days after the announcement made by the competing offeror.

A summary of the Implementation Agreement is set out in paragraph 10.1(A) of Part Seven of this document and the agreement is on display at the times and places indicated in paragraph 17 of Part Seven of this document.

Irrevocable undertakings

Bidco has received irrevocable undertakings from the Climate Exchange Directors and Climate Exchange’s largest shareholder, Invesco Asset Management Limited, to vote in favour of the Scheme (or, if applicable, to accept the Offer) in respect of their own beneficial shareholdings in Climate Exchange. Further details of these irrevocable undertakings, including the circumstances in which they will fall away, are set out in paragraph 11 of Part Seven of this document. The irrevocable undertakings received represent approximately 48.2 per cent. of Climate Exchange’s entire existing issued share capital. Together with ICE’s holding of 2,277,034 Climate Exchange Shares (representing approximately 4.8 per cent. of Climate Exchange’s entire existing issued share capital), this represents approximately 53.0 per cent. of the entire existing issued share capital of Climate Exchange.

3.	Climate Exchange meetings

The Scheme will require the approval of Climate Exchange Shareholders at the Court Meeting and the Special Resolution will require the approval of Climate Exchange Shareholders at the separate Climate Exchange EGM, both of which will be held on 2 July 2010 at One Bunhill Row, London EC1Y 8YY. The Court Meeting is being held at the direction of the Court to seek the approval of Climate Exchange Shareholders for the Scheme. The Climate Exchange EGM is being convened to amend the articles of association of Climate Exchange as described in paragraph 2 above.

Notices of both the Court Meeting and the Climate Exchange EGM are set out at the end of this document. Entitlement to attend and vote at these meetings and the number of votes which may be cast thereat will be determined by reference to the register of members of Climate Exchange at the Voting Record Time.

Any Climate Exchange Shares which ICE may acquire prior to the Court Meeting (and any Climate Exchange Shares which any member of the ICE Group holds at the date of the Court Meeting) are not Scheme Shares and therefore no member of the ICE Group is entitled to vote at the Court Meeting in respect of the Climate Exchange Shares held or acquired by it. Each such member of the ICE Group will undertake to be bound by the Scheme.

Climate Exchange ADS Holders should also refer to Part Six of this document for information relevant to such holders.

Court Meeting

The Court Meeting has been convened for 9.30 a.m. on 2 July 2010 to enable the Climate Exchange Shareholders to consider and, if thought fit, approve the Scheme. At the Court Meeting, voting will be by poll and each member present in person or by proxy will be entitled to one vote for each Climate Exchange Share held. The approval required at the Court Meeting is a simple majority in number representing three-fourths in value of the Climate Exchange Shares held by those Climate Exchange Shareholders present and voting in person or by proxy.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of Climate Exchange Shareholder opinion. You are therefore strongly urged to complete and return your forms of proxy as soon as possible, whether or not you intend to attend the meetings in person.

Climate Exchange EGM

In addition, the Climate Exchange EGM has been convened for the same date at 9.45 a.m. or as soon thereafter as the Court Meeting is concluded or adjourned to consider and, if thought fit, pass the Special Resolution to amend the articles of association of Climate Exchange in the manner described in paragraph 2 above. At the Climate Exchange EGM, voting will be by poll and each member present in person or by proxy will be entitled to one vote for each Climate Exchange Share held. The approval required at the Climate Exchange EGM for the Special Resolution is a majority of not less than three-fourths of the votes cast by Climate Exchange Shareholders present in person or by proxy at the Climate Exchange EGM.

4.	Sanction of the Scheme by the Court

Under the Isle of Man Companies Act, the Scheme also requires the sanction of the Court. The Hearing to sanction the Scheme is expected to be held on 7 July 2010. Bidco has agreed to appear by Counsel at the Hearing and to undertake to the Court to be bound by the provisions of the Scheme.

Following the Hearing, the Scheme will only become effective upon delivery of an office copy of the Court Order to the Financial Supervision Commission for registration.

If the Scheme becomes effective, it will be binding on all Climate Exchange Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Climate Exchange EGM. Although Climate Exchange ADS Holders will not be entitled to attend the Court Meeting or the Climate Exchange EGM, they will be given the opportunity to instruct the ADS Depositary as to how to vote the Climate Exchange Shares underlying their Climate Exchange ADSs. If the Scheme becomes effective, it will also be binding on the ADS Depositary in respect of the Climate Exchange Shares underlying the Climate Exchange ADSs, irrespective of how the Climate Exchange ADS Holders instructed the ADS Depositary to vote at the Court Meeting or the Climate Exchange EGM. Once the Scheme becomes effective, Climate Exchange intends to terminate the Deposit Agreement through which the ADS programme is operated and a Notice of Termination will be sent to Climate Exchange ADS Holders.

Upon the Scheme becoming effective, each Climate Exchange Share will be transferred to Bidco. In consideration for the transfer of their shares in Climate Exchange, Climate Exchange Shareholders will receive consideration under the terms of the Acquisition as outlined above. Upon the Scheme becoming effective, Climate Exchange will be a wholly-owned subsidiary of Bidco, operating under Climate Exchange’s respective brand names.

5.	Financing

In relation to the cash consideration payable by Bidco under the terms of the Acquisition, $220 million has been drawn from ICE’s existing credit facilities and the remainder will be funded from its existing cash resources. Morgan Stanley & Co. Limited, an affiliate of Morgan Stanley, is satisfied that sufficient financial resources are available to Bidco to satisfy in full the cash consideration payable under the terms of the Acquisition.

6.	The Climate Exchange Directors and the effect of the Scheme on their interests

The names of the Climate Exchange Directors and details of their interests are set out in Part Seven of this document.

In common with the other participants in the Climate Exchange Share Schemes, the Climate Exchange Directors will be able to exercise their options and receive shares under the Climate Exchange Share Schemes.

Save as set out above, the effect of the Scheme on the interests of Climate Exchange Directors does not differ from its effect on the like interests of any other Climate Exchange Shareholder.

7.	Cancellation of trading of Climate Exchange Shares, re-registration, termination of Climate Exchange ADS programme and settlement of cash consideration

Cancellation of trading of Climate Exchange Shares

The last day of dealings in, and registration of transfers of, Climate Exchange Shares, will be the Hearing Date.

It is expected that application will be made to the London Stock Exchange for Climate Exchange Shares to cease to be admitted to trading on AIM on the Effective Date.

On the Effective Date, share certificates in respect of Scheme Shares held in certificated form will cease to be valid documents of title and should be destroyed or, at the request of Climate Exchange, delivered up to Climate Exchange, or to any person appointed by Climate Exchange to receive the same. On the Effective Date, entitlements to Scheme Shares held within CREST will be cancelled.

Climate Exchange ADS Holders should also refer to Part Six of this document, which contains important information relevant to such holders.

Re-registration of Climate Exchange

After the Effective Date, it is also intended that Climate Exchange will be re-registered as a limited company under the Isle of Man Companies Act 2006.

Termination of Climate Exchange ADS programme

On the Effective Date, certificates in respect of Climate Exchange ADSs will cease to be valid and should be surrendered to the ADS Depositary in accordance with the Deposit Agreement. In addition, once the Scheme becomes effective, Climate Exchange intends to terminate the Deposit Agreement through which the ADS programme is operated and a Notice of Termination will be sent to Climate Exchange ADS Holders. Holders of Climate Exchange ADSs should also refer to Part Six of this document, which contains important information relevant to such holders.

Settlement

Subject to the Scheme becoming effective (and except as provided in Part Six of this document in relation to certain overseas holders of Climate Exchange Shares), settlement of the consideration to which any Climate Exchange Shareholder is entitled under the Scheme will be effected in the following manner:

(A)	Climate Exchange Shares in uncertificated form (that is, in CREST)

Where, at the Scheme Record Time, a Relevant Holder holds Climate Exchange Shares in uncertificated form, the cash consideration to which such Relevant Holder is entitled will be transferred to such person through CREST by Bidco procuring the creation of an assured payment obligation in favour of the appropriate CREST account through which the Relevant Holder holds such uncertificated Climate Exchange Shares in respect of the cash consideration due to him.

As from the Effective Date, each holding of Climate Exchange Shares credited to any stock account in CREST will be disabled and all Climate Exchange Shares will be removed from CREST in due course.

Bidco reserves the right to pay all, or any part of, the cash consideration referred to above to all or any Relevant Holder(s) who hold Climate Exchange Shares in uncertificated form in the manner referred to in paragraph 7(B) below if, for any reason, it wishes to do so.

(B)	Climate Exchange Shares in certificated form

Where, at the Scheme Record Time, a Relevant Holder holds Climate Exchange Shares in certificated form, settlement of the cash consideration due under the Scheme in respect of the Scheme Shares will be despatched:

(i)	by first class post, by cheque drawn on a branch of a UK clearing bank; or

(ii)	by such other method as may be approved by the Panel.

All such cash payments will be made in pounds sterling. Payments made by cheque will be payable to the Scheme Shareholder(s) concerned. Cheques will be despatched not later than the fourteenth day following the Effective Date to the person entitled thereto at the address as appearing in the register of members of Climate Exchange at the Scheme Record Time or in accordance with any special standing instructions regarding communications. None of Climate Exchange, Bidco or any of their respective agents shall be responsible for any loss or delay in the transmission of cheques sent in this way, and such cheques shall be sent at the risk of the person entitled thereto.

(C)	General

All documents and remittances sent to Climate Exchange Shareholders and Climate Exchange ADS Holders will be sent at their own risk.

As from the Effective Date each certificate representing a holding of Scheme Shares will cease to be of value and can be destroyed.

Except with the consent of the Panel, settlement of the consideration to which any Climate Exchange Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme free of any lien, right of set-off, counterclaim or other analogous right to which Bidco might otherwise be, or claim to be, entitled against such Climate Exchange Shareholder.

8.	Right to implement the Acquisition by way of an Offer

Bidco reserves the right to elect to effect the Acquisition by means of an Offer. In such event, such Acquisition will be implemented on and subject to the same terms and conditions to those that would apply to the Scheme, subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. of the Climate Exchange Shares affected (but capable of waiver in accordance with Rule 10 of the City Code) in substitution for the conditions set out in paragraph 1 of Part Three of this document (so far as applicable). Further, if sufficient acceptances of such Offer are received and/or sufficient Climate Exchange Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of section 154 of the Isle of Man Companies Act to acquire compulsorily any outstanding Climate Exchange Shares affected.

9.	Climate Exchange Share Schemes

The effect of the Scheme in relation to Climate Exchange Share Schemes is described in paragraph 9 of the letter from the Chairman of Climate Exchange in Part One of this document.

10.	Warrants

The effect of the Scheme in relation to the Warrants is described in paragraph 10 of the letter from the Chairman of Climate Exchange in Part One of this document.

11.	Overseas holders of Climate Exchange Shares and Climate Exchange ADSs

Overseas holders of Climate Exchange Shares and Climate Exchange ADSs should also refer to Part Six of this document, which contains important information relevant to such holders.

12.	Actions to be taken

Actions to be taken by Climate Exchange Shareholders

The Scheme will require approval at a meeting of Climate Exchange Shareholders convened by order of the Court to be held at One Bunhill Row, London EC1Y 8YY at 9.30 a.m. on 2 July 2010. The approval required at this meeting is that those voting to approve the Scheme must:

(A)	represent a simple majority in number of those Climate Exchange Shareholders present and voting in person or by proxy; and

(B)	also represent three-fourths in value of the Climate Exchange Shares held by those Climate Exchange Shareholders present and voting in person or by proxy.

The Scheme requires the sanction of the Court, as described in paragraph 4 above, which will follow a hearing at which all Climate Exchange Shareholders may be present and be heard in person or through representation to support or oppose the sanctioning of the Scheme. Implementation of the Scheme will also require the passing of the Special Resolution at the Climate Exchange EGM to be held at One Bunhill Row, London EC1Y 8YY at 9.45 a.m. or as soon thereafter as the Court Meeting is concluded or adjourned, as described in paragraph 3 above. The approval required for the Special Resolution to be passed is a majority of not less than three-fourths of the votes cast by Climate Exchange Shareholders present in person or by proxy at the Climate Exchange EGM.

If the Scheme becomes effective it will be binding on all holders of Scheme Shares, including any holders who did not vote to approve the Scheme. Although Climate Exchange ADS Holders will not be entitled to attend the Court Meeting or the Climate Exchange EGM, they will be given the opportunity to instruct the ADS Depositary as to how to vote the Climate Exchange Shares underlying their Climate Exchange ADSs. If the Scheme becomes effective, it will also be binding on the ADS Depositary in respect of the Climate Exchange Shares underlying the Climate Exchange ADSs, irrespective of how the Climate Exchange ADS Holders instructed the ADS Depositary to vote at the Court Meeting or the Climate Exchange EGM.

Climate Exchange Shareholders will find enclosed with this document a blue form of proxy and a yellow form of proxy. The blue form of proxy is to be used in connection with the Court Meeting and the yellow form of proxy is to be used in connection with the Climate Exchange EGM. Whether or not you intend to attend these meetings please complete and sign both forms of proxy and return them in the reply-paid envelope provided in accordance with the instructions printed thereon to Climate Exchange’s receiving agent, Computershare Investor Services (Jersey) Limited, Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, so as to arrive as soon as possible but in any event at least 48 hours prior to the relevant meeting. Forms of proxy may also be sent by facsimile transmission to Computershare Investor Services (Jersey) Limited on 0870 873 5851 (from within the British Isles) or +44 870 873 5851 (from outside the British Isles).

If the blue form of proxy relating to the Court Meeting is not lodged by the relevant time, it may be handed to the Chairman of the Court Meeting before the start of the Court Meeting and will still be valid. However, in the case of the Climate Exchange EGM, if the yellow form of proxy is not lodged so as to be received by the time mentioned above and in accordance with the instructions on that form of proxy, it will be invalid. The completion and return of either form of proxy will not preclude you from attending the Court Meeting or the Climate Exchange EGM and voting in person, if you so wish.

Climate Exchange Shareholders who hold shares through CREST and who wish to appoint a proxy or proxies for the Court Meeting and Climate Exchange EGM or any adjournment(s) by using the CREST electronic proxy appointment service may do so by using the procedures described in the CREST Manual. CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service providers), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made by means of CREST to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instructions given to a previously appointed proxy, must in order to be valid, be transmitted so as to be received by Climate Exchange’s agent (CREST ID 3RA50) at least 48 hours prior to the Court Meeting or the Climate Exchange EGM. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the registrar is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers, should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsor or voting service provider(s) are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 18(4)(a) of the Regulations.

If you have any questions about this document, the Court Meeting or the Climate Exchange EGM, have not received both forms of proxy or are in any doubt as to how to complete the forms of proxy, please call Computershare between 8.30 a.m. and 5.30 p.m. Monday to Friday (except public holidays) on 01534 281 839 (from within the British Isles) or +44 1534 281 839 (from outside the UK). Calls will be charged at national or international rates as the case may be. Please note that calls may be monitored or recorded and Computershare cannot provide financial or tax advice or advice on the merits of the Scheme.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of Climate Exchange Shareholder opinion. You are therefore strongly urged to complete and return your forms of proxy as soon as possible, whether or not you intend to attend the meetings in person.

Climate Exchange ADS Holders should also refer to Part Six for information relevant to such holders.

13.	Further information

Your attention is drawn to the Chairman’s letter in Part One and to the terms of the Scheme which are set out in full in Part Four of this document. Further information regarding Climate Exchange, ICE and Bidco is set out in Part Seven of this document. Documents available for inspection are listed in paragraph 17 of Part Seven of this document.

Yours faithfully,

J.P. Morgan plc

Kinmont

PART THREE: CONDITIONS TO THE IMPLEMENTATION OF THE SCHEME AND THE ACQUISITION AND FURTHER TERMS OF THE ACQUISITION

The Acquisition is conditional upon the Scheme becoming effective by 31 July 2010 or such later date as ICE and Climate Exchange may, with the consent of the Panel, agree and (if required) the Court may approve.

Conditions to the implementation of the Scheme and the Acquisition

1.	The Scheme is subject to the following conditions:

(A)	the approval by a majority in number representing not less than three-fourths in value of the holders of the Climate Exchange Shares present and voting either in person or by proxy at the Court Meeting (or any separate class meeting that may be required by the Court) or any adjournment thereof;

(B)	the Special Resolution being duly passed at the Climate Exchange EGM (or any adjournment thereof);

(C)	the sanction of the Scheme by the Court (with or without modification (but subject to any such modification being acceptable to ICE and Climate Exchange)) and an office copy of the Court Order being delivered to the Financial Supervision Commission for registration;

2.	Subject to the provisions of paragraph 3 of this Part Three and the requirements of the Panel in accordance with the City Code, the Acquisition is conditional upon, and accordingly the necessary actions to implement the Acquisition will only be taken on, the satisfaction or, where relevant, waiver of the following conditions:

(A)	insofar as the Acquisition constitutes a relevant merger situation within Part 3 of the UK Enterprise Act 2002, the UK Office of Fair Trading indicating in terms reasonably satisfactory to Bidco that it does not intend to refer the proposed acquisition to the UK Competition Commission for investigation under Part 3 of the UK Enterprise Act 2002;

(B)	no government or governmental, quasi-governmental, supranational, statutory or regulatory, environmental or investigative body, court, association, institution or agency (including any trade agency) or any other similar body or person (including any professional body) whatsoever in any jurisdiction (each a “Relevant Authority”) having decided to take, institute or threaten any action, proceeding, suit, investigation, enquiry or reference or having enacted, made or proposed and there not continuing to be outstanding any statute, regulation, order or decision or having taken any other step that would or might be reasonably expected to:

(i)	make the Acquisition of, or control of, Climate Exchange by Bidco or any other member of the Wider ICE Group void, unenforceable or illegal or directly or indirectly prohibit or otherwise materially restrict, delay or interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise challenge, the Acquisition of, or control of, Climate Exchange by Bidco or any other member of the Wider ICE Group;

(ii)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider ICE Group or by any member of the Wider Climate Exchange Group of all or any part of their respective businesses, assets or property or impose any limitation on their ability to conduct their respective businesses (or any part thereof) or to own any of their respective assets or properties (or any part thereof) in any such case to an extent which is material in the context of the Wider Climate Exchange Group taken as a whole or the Wider ICE Group taken as a whole (as the case may be);

(iii)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider ICE Group directly or indirectly to acquire or to hold or to exercise effectively any or all rights of ownership in respect of shares, loans, securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Climate Exchange Group or the Wider ICE Group or to exercise management control over any member of the Wider Climate Exchange Group or the Wider ICE Group;

(iv)	require any member of the Wider ICE Group or of the Wider Climate Exchange Group to acquire or offer to acquire any shares or other securities (or the equivalent) in any member of the Wider Climate Exchange Group or any member of the Wider ICE Group owned by any third party (other than in the implementation of the Acquisition);

(v)	require, prevent or materially delay a divestiture by any member of the Wider ICE Group of any shares or other securities (or the equivalent) in any member of the Wider Climate Exchange Group;

(vi)	result in any member of the Wider Climate Exchange Group ceasing to be able to carry on business under any name under which it presently carries on business to an extent which is material in the context of the Wider Climate Exchange Group taken as a whole;

(vii)	impose any material limitation on the ability of any member of the Wider ICE Group or the Wider Climate Exchange Group to integrate or co-ordinate all or any part of its business with all or any material part of the business of any other member of the Wider ICE Group and/or the Wider Climate Exchange Group respectively; or

(viii)

otherwise adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Wider Climate Exchange Group or of the Wider ICE Group to an extent which is material in the context of the Wider Climate Exchange Group taken as a whole or, as the case may be, the Wider ICE Group taken as a whole, and all applicable waiting and other time periods during which any such Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Acquisition or the proposed acquisition of any Climate Exchange Shares having expired, lapsed or been terminated;

(C)	all necessary filings or applications having been made and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction having been complied with, in each case in connection with the Acquisition or the acquisition by any member of the Wider ICE Group of any shares or other securities in, or control of, Climate Exchange and all authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions, waiver of pre-emption rights and approvals (except under the shareholders’ agreement relating to Climate Change Products Pty Limited) (“Authorisations”) necessary in any jurisdiction for or in respect of the Acquisition or the proposed acquisition by any member of the Wider ICE Group of any shares or other securities in, or control of, Climate Exchange having been obtained in terms and in a form reasonably satisfactory to Bidco from all appropriate Relevant Authorities or from any appropriate persons or bodies with whom any member of the Wider ICE Group or the Wider Climate Exchange Group has entered into material contractual arrangements and all such Authorisations together with all Authorisations reasonably deemed necessary or appropriate by Bidco to permit or enable any member of the Wider Climate Exchange Group to carry on its business remaining in full force and effect in such case where the absence of such Authorisation would have a material adverse effect on the Wider Climate Exchange Group taken as a whole, and there being no notice or intimation of any intention to revoke, suspend, restrict or modify or not to renew any of the same;

(D)	save as fairly disclosed in the report and accounts of Climate Exchange for the year ended 31 December 2008 or in Climate Exchange’s statement of preliminary results for the year ended 31 December 2009 or as publicly announced by or on behalf of Climate Exchange to a Regulatory Information Service prior to the date of the Announcement or as fairly disclosed to ICE by or on behalf of Climate Exchange prior to the date of this document, there being no provision of any agreement, arrangement, licence, permit, lease or other instrument to which any member of the Wider Climate Exchange Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject which, as a result of the making or implementation of the Acquisition by any member of the Wider ICE Group or the proposed acquisition of any shares or securities in Climate Exchange or because of a change in the control or management of Climate Exchange or otherwise, would or might reasonably be expected to result in any of the following, in each case to an extent which is material in the context of the Wider Climate Exchange Group taken as a whole:

(i)	any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to, any such member of the Wider Climate Exchange Group being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming withdrawn or inhibited;

(ii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member of the Wider Climate Exchange Group;

(iii)	any assets or interests of, or any asset the use of which is enjoyed by, any such member of the Wider Climate Exchange Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Climate Exchange Group, in each case otherwise than in the ordinary course of business;

(iv)	any such agreement, arrangement, licence, permit, lease or other instrument or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising or any adverse action being taken or arising thereunder, in each case otherwise than in the ordinary course of business;

(v)	the interest of any such member of the Wider Climate Exchange Group in, or the business of any such member of the Wider Climate Exchange Group with, any person, firm or company (or any agreements or arrangements relating to such interest or business) being terminated or adversely modified or affected;

(vi)	any such member of the Wider Climate Exchange Group ceasing to be able to carry on business under any name under which it presently does so;

(vii)	the financial or trading position or prospects of any such member of the Wider Climate Exchange Group being prejudiced or adversely affected;

(viii)	any such agreement, arrangement, licence, permit, lease or other instrument being terminated or adversely modified or any onerous obligation arising or any adverse action being taken or arising thereunder; or

(ix)	the creation of any liabilities (actual or contingent) by any such member of the Wider Climate Exchange Group;

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit, lease or other instrument to which any member of the Wider Climate Exchange Group is a party or by or to which any such member or any of its assets may be bound or be subject, would or could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this paragraph (D);

(E)	save as fairly disclosed in the report and accounts of Climate Exchange for the year ended 31 December 2008 or in Climate Exchange’s statement of preliminary results for the year ended 31 December 2009 or as publicly announced to a Regulatory Information Service by or on behalf of Climate Exchange prior to the date of the Announcement or as fairly disclosed to ICE by or on behalf of Climate Exchange prior to the date of the Announcement, no member of the Wider Climate Exchange Group having:

(i)	issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or to acquire, any such shares, securities or convertible securities (save as between Climate Exchange and any of its direct or indirect wholly-owned subsidiaries or between any such wholly-owned subsidiaries or other than pursuant to the exercise of options granted prior to the date of the Announcement under any of the Climate Exchange Share Schemes or pursuant to the exercise of warrants issued under and on the terms of (without amendment) any agreements in existence as of the date of the Announcement with market makers for the Climate Exchange Group);

(ii)	other than to another member of the Climate Exchange Group, recommended, declared, paid or made or authorised, proposed or announced its intention to implement any recommendation, declaration, payment or making of any bonus, dividend or other distribution, whether payable in cash or otherwise;

(iii)	save for transactions between Climate Exchange and any of its direct or indirect wholly-owned subsidiaries or between any such wholly-owned subsidiaries, merged with or demerged from any body corporate or acquired or disposed of or transferred, mortgaged or charged, or created any other security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to do so, in each case other than in the ordinary course of business;

(iv)	implemented or authorised, proposed or announced its intention to implement any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

(v)	purchased, redeemed or repaid or authorised, proposed or announced its intention to implement any purchase, redemption or repayment of any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(vi)	save for transactions between Climate Exchange and any of its direct or indirect wholly-owned subsidiaries or between any such wholly-owned subsidiaries, made or authorised, proposed or announced an intention to implement any change in its loan capital;

(vii)	issued or authorised, proposed or announced its intention to implement the issue of any debentures or other debt securities or, save in the ordinary course of business, incurred or increased any indebtedness or become subject to any material contingent liability;

(viii)	entered into or varied, authorised or proposed the entry into or variation of or agreed or announced its intention to enter into or vary any contract, transaction, commitment or arrangement (whether in respect of capital expenditure or otherwise) which is outside the ordinary course of business or which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of such a nature or magnitude;

(ix)	entered into, authorised or proposed the entry into of or agreed or announced its intention to enter into any contract, transaction, commitment or arrangement which is or could be restrictive on the business of any member of the Wider Climate Exchange Group or the Wider ICE Group to an extent material in the context of the Wider ICE Group taken as a whole or, as the case may be, the Wider Climate Exchange Group taken as a whole;

(x)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xi)	(other than in respect of a member of the Wider Climate Exchange Group which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation (or for any analogous proceedings or steps in any jurisdiction) or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer (or for the appointment of any analogous person in any jurisdiction) of all or any of its assets or revenues;

(xii)	waived or compromised any claim where such waiver or compromise is material in the context of the Wider Climate Exchange Group taken as a whole;

(xiii)	entered into or materially amended, authorised or proposed the entry into of or material amendment to or agreed or announced its intention to enter or materially amend the terms of any contract with any director, officer or senior executive of a member of the Wider Climate Exchange Group;

(xiv)	paid, authorised or proposed the payment of or agreed or announced its intention to pay (whether in cash or otherwise) any separation or transaction bonus to any director, officer, senior executive or employee of a member of the Wider Climate Exchange Group, except, with respect to employees, to the extent that the aggregate amount of such payments by all members of the Climate Exchange Group amount to £500,000 or less, plus such further amount as Climate Exchange and Bidco may mutually agree pursuant to the Implementation Agreement;

(xv)	made, authorised, proposed or agreed to any change to:

(a)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Climate Exchange Group for its Directors and/or employees and/or their dependants;

(b)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(c)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined;

(d)	the basis upon which the liabilities (including pensions) of such pension scheme(s) are funded, valued or met (including, without limitation, any changes which relate to or result from any purchase of a bulk annuity or longevity or financial hedging instrument in respect of some or all of those liabilities); or

(e)	agreed or consented to any change to the trustees or trustee directors (except a simple replacement of a trustee or trustee director who has resigned);

(xvi)	entered into or authorised or proposed the entry into of any material contract, commitment, agreement or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or agreed or announced any intention to effect, any of the transactions, matters or events referred to in this condition;

(xvii)	proposed, agreed to provide or modified in any material respect the terms of any Climate Exchange Share Scheme or other incentive scheme relating to the employment or termination of the employment of any person employed by the Wider Climate Exchange Group; or

(xviii)	made any material alteration to its memorandum or articles of association or other incorporation documents (other than in respect of the proposed amendment to Climate Exchange’s articles of association at the Climate Exchange EGM);

(F)	save as fairly disclosed in the report and accounts of Climate Exchange for the year ended 31 December 2008 or in Climate Exchange’s preliminary statement of results for the year ended 31 December 2009 or as publicly announced to a Regulatory Information Service by or on behalf of Climate Exchange prior to the date of the Announcement or as fairly disclosed to ICE by or on behalf of Climate Exchange prior to the date of the Announcement:

(i)	no adverse change having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider Climate Exchange Group which is material in the context of the Wider Climate Exchange Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Climate Exchange Group is or may become a party (whether as claimant or defendant or otherwise) and no enquiry or investigation by, or complaint or reference to, any Relevant Authority against or in respect of any member of the Wider Climate Exchange Group having been threatened, announced or instituted or remaining outstanding in respect of any member of the Wider Climate Exchange Group, which in each case could reasonably be expected to have a material adverse affect on the Wider Climate Exchange Group taken as a whole;

(iii)	no contingent or other liability having arisen which would or might reasonably be expected to have a material adverse affect on the business, assets, financial or trading position or profits or prospects of any member of the Wider Climate Exchange Group taken as a whole; and

(iv)	no steps having been taken and no omissions having been made which will or might reasonably be expected to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Climate Exchange Group, which is necessary for the proper carrying on of its business;

(G)	save as fairly disclosed in the report and accounts of Climate Exchange for the year ended 31 December 2008 or in Climate Exchange’s preliminary statement of results for the year ended 31 December 2009 or as publicly announced to a Regulatory Information Service by or on behalf of Climate Exchange prior to the date of the Announcement or as fairly disclosed to ICE by or on behalf of Climate Exchange prior to the date of the Announcement, ICE not having discovered:

(i)	that any financial, business or other information concerning the Wider Climate Exchange Group as contained in information publicly disclosed (and not publicly corrected) or disclosed to any member of the Wider ICE Group at any time by or on behalf of any member of the Wider Climate Exchange Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)	that any member of the Wider Climate Exchange Group is subject to any material liability, contingent or otherwise, which is not disclosed in the report and accounts of Climate Exchange for the year ended 31 December 2008 or in Climate Exchange’s preliminary statement of results for the year ended 31 December 2009; or

(iii)	any information which materially and adversely affects the import of any information disclosed to ICE at any time by or on behalf of any member of the Wider Climate Exchange Group,

  in each case the information discovered being materially adverse in the context of the Wider Climate Exchange Group.

Further Terms of the Acquisition

3.	Bidco reserves the right to waive all or any of conditions set out in paragraph 2 above, in whole or in part.

4.	If Bidco is required by the Panel to make an offer for any Climate Exchange Shares under Rule 9 of the City Code, Bidco may make such alterations to the above conditions as are necessary to comply with the provisions of that rule.

5.	Bidco reserves the right to elect (with the consent of the Panel (where necessary)) to effect the Acquisition by means of an Offer. In such event, such Acquisition will be implemented on and subject to the same terms and conditions to those that would apply to the Scheme, subject to appropriate amendments to reflect the change in method of effecting the Acquisition, so far as applicable. In particular, the conditions set out in paragraph 1 above would not apply. The Offer would, however, be subject to the following further condition:

“valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 pm (London time) on the first closing date of the Offer (or such later time(s) and/or date(s) as Bidco may, subject to the rules of the City Code and with the consent of the Panel, decide) in respect of not less than 90 per cent. (or such lower percentage as Bidco may decide): (i) of the Climate Exchange Shares affected; and (ii) of the voting rights attached to those shares, provided that this condition will not be satisfied unless Bidco (together with its wholly-owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Climate Exchange Shares carrying in aggregate more than 50 per cent. of the voting rights normally exercisable at a general meeting of Climate Exchange, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to Climate Exchange Shares that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise. For the purposes of this condition:

(A)	Climate Exchange Shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue; and

(B)	the expression “Climate Exchange Shares affected” shall be construed in accordance with section 154 of the Isle of Man Companies Act.”

Further, if sufficient acceptances of such Offer are received and/or sufficient Climate Exchange Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of section 154 of the Isle of Man Companies Act to acquire compulsorily any outstanding Climate Exchange Shares affected.

6.	The Acquisition will be subject to the terms and conditions set out in paragraphs 1 and 2 of this Part Three and such further terms as may be required to comply with the AIM Rules, the City Code and the Isle of Man Companies Act. The Scheme will be governed by the laws of the Isle of Man.

7.	The offer will lapse and the Scheme will not become effective if, before the Climate Exchange EGM, the Acquisition is referred to the UK Competition Commission.

PART FOUR: THE SCHEME OF ARRANGEMENT

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE OF THE ISLE OF MAN

CIVIL DIVISION

CHANCERY PROCEDURE

Serial No. CHP 10/0076

IN THE MATTER OF CLIMATE EXCHANGE PLC

and

IN THE MATTER OF THE ISLE OF MAN COMPANIES ACT 1931

SCHEME OF ARRANGEMENT

(under section 152 of the Isle of Man Companies Act 1931)

between

CLIMATE EXCHANGE PLC

AND

THE HOLDERS OF THE SCHEME SHARES

(as hereinafter defined)

PRELIMINARY

In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Bidco”	Aether Ios Limited, a private company with limited liability incorporated in the United Kingdom with registered number 07227809 and its registered office address at 5th Floor, Milton Gate, 60 Chiswell Street, London, EC1Y 4SA;

“business day”	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London other than solely for trading and settlement in Euro;

“certificated form” or “in certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST);

“City Code”	the City Code on Takeovers and Mergers;

“Climate Exchange”	Climate Exchange plc, a public company with limited liability incorporated in the Isle of Man with registered number 109015C and its registered office at IOMA House, Hope Street, Douglas, Isle of Man, IM1 1AP;

“Climate Exchange Shares”	ordinary shares of £0.01 each in the capital of Climate Exchange;

“Court”	the High Court of Justice of the Isle of Man;

“Court Meeting”	the meeting of the holders of the Scheme Shares convened by order of the Court pursuant to section 152 of the Isle of Man Companies Act 1931 to consider and, if thought fit, approve this Scheme, including any adjournment thereof;

“CREST”	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Regulations;

“Effective Date”	the date on which this Scheme becomes effective in accordance with its terms;

“Euroclear”	Euroclear UK & Ireland Limited;

“holder”	a registered holder and includes any person(s) entitled by transmission;

“Order”	the order of the Court sanctioning this Scheme;

“Order Date”	the date on which the Order is made or, if later, the date on which the Order is expressed to take effect;

“Regulations”	the Uncertificated Securities Regulations 2005 of the Isle of Man;

“Relevant Holders”	holders of Scheme Shares whose names appear in the register of members of Climate Exchange at the Scheme Record Time;

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court;

“Scheme Record Time”	6.00 p.m. on the business day before the Effective Date;

“Scheme Shares”	(i) the Climate Exchange Shares in issue at the date of this document;

(ii) any Climate Exchange Shares issued after the date of this document and prior to the Voting Record Time; and

(iii) any Climate Exchange Shares issued at or after the Voting Record Time and prior to 6.00 p.m. on the Order Date in respect of which the original or any subsequent holder thereof shall be bound by the Scheme or shall by such time have agreed in writing to be bound by the Scheme, in any case, other than any Climate Exchange Shares held or beneficially owned by ICE;

“Shareholder”	a holder of Scheme Shares;

“uncertificated form” or “in uncertificated form”	a share or other security recorded on the relevant register as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST; and

“Voting Record Time”	6.00 p.m. on the day which is 2 days before the Court Meeting or any adjournment thereof (as the case may be).

(A)	The authorised share capital of Climate Exchange at the date of this Scheme is £675,000 divided into 67,500,000 ordinary shares of £0.01 each. As at 26 May 2010, being the latest practicable date prior to publication of this document, 47,734,475 ordinary shares had been issued and were fully paid up and the remainder were unissued.

(B)	As at 26 May 2010, being the latest practicable date prior to publication of this document, IntercontinentalExchange Holdings, a wholly-owned subsidiary of IntercontinentalExchange, Inc. (the ultimate parent company of Bidco), held 2,277,034 Climate Exchange Shares (representing 4.8 per cent. of the entire existing issued share capital of Climate Exchange).

(C)	The Company is proposing the Scheme, under which the Scheme Shares will be transferred to Bidco in exchange for 750 pence in cash for each Scheme Share.

(D)	Bidco has agreed to appear by Counsel at the hearing to sanction this Scheme and to undertake to the Court to be bound by the provisions of this Scheme and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

1.	Transfer of Scheme Shares

The Scheme Shares will be acquired by Bidco, on the Effective Date, fully paid and free from all liens, equitable interests, charges, encumbrances, pre-emption rights and other third party interests and rights of any nature whatsoever and together with all rights now or hereafter attaching to them, including the right to receive and retain all dividends and other distributions declared, made or paid after the date of the Announcement.

In consideration for the transfer of the Scheme Shares to Bidco, Bidco shall, subject to clause 3(E), pay or procure that there shall be paid to or for the account of each Relevant Holder:

for each Scheme Share	750 pence in cash

2.	Share certificates and cancellation of CREST entitlements

(A)	With effect from and including the Effective Date, all certificates representing Scheme Shares shall cease to have effect as documents of title to the Scheme Shares comprised therein and every holder of Scheme Shares shall be bound by the request of Climate Exchange to deliver up the same to Climate Exchange, or, as it may direct, to destroy the same.

(B)	With effect from and including the Effective Date, Euroclear shall be instructed to cancel the entitlements to Scheme Shares of holders of Scheme Shares in uncertificated form. As regards certificated Scheme Shares, appropriate entries will be made in the register of members of Climate Exchange with effect from the Effective Date to reflect their cancellation.

3.	Despatch of consideration

(A)	As soon as practicable after the Effective Date, and in any event not more than 14 days after the Effective Date, Bidco shall:

(i)	in the case of the Scheme Shares, which at the Scheme Record Time are in certificated form, despatch or procure the despatch to the persons entitled thereto, or as they may direct, in accordance with the provisions of sub-clauses 3(B) and 3(C), cheques for the sums payable to them in accordance with clause 1; and

(ii)	in the case of the Scheme Shares which at the Scheme Record Time are in uncertificated form, ensure that an assured payment obligation in respect of the sums payable is created in accordance with the CREST assured payment arrangements and the provisions of sub-clause 3(D), provided that Bidco reserves the right to make payment of the said consideration by cheque as aforesaid in sub-clause 3(A)(i) if, for any reason, it wishes to do so.

(B)

All deliveries of cheques or certificates required to be made pursuant to this Scheme shall be effected by sending the same by first class post in pre-paid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the register of members of Climate Exchange at the Scheme Record Time or in accordance with any special standing instructions regarding communications, and none of Climate Exchange, Bidco or their respective agents or nominees shall be responsible for any loss or delay in the transmission of any cheques or certificates sent in accordance with this sub-clause 3(B), which shall be sent at the risk of the person or persons entitled thereto.

(C)	All cheques shall be made payable to the person or persons to whom, in accordance with the foregoing provisions of this clause 3, the envelope containing the same is addressed, and the encashment of any such cheque shall be a complete discharge of Bidco’s obligation under this Scheme to pay for the monies represented thereby.

(D)	In respect of payments made through CREST, Bidco shall ensure that an assured payment obligation is created in accordance with the CREST assured payment arrangements, provided that Bidco reserves the right to make payment of the said consideration by cheque as aforesaid in sub-clause 3(A)(i) if, for any reason, it wishes to do so. The creation of such an assured payment obligation shall be a complete discharge of Bidco’s obligation under this Scheme with reference to the payments made through CREST.

(E)	The preceding paragraphs of this clause 3 shall take effect subject to any prohibition or condition imposed by law.

4.	Operation of this Scheme

(A)	This Scheme shall become effective as soon as an office copy of the Order under section 152 of the Isle of Man Companies Act shall have been duly delivered by Climate Exchange to the Isle of Man Financial Supervision Commission for registration.

(B)	Unless this Scheme shall become effective on or before 31 July 2010, or such later date, if any, as Climate Exchange and Bidco may agree and the Court may allow, this Scheme shall never become effective.

(C)	Climate Exchange and Bidco may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may approve or impose.

5.	Governing Law

This Scheme is governed by the laws of the Isle of Man. The rules of the City Code will apply to this Scheme.

Dated 28 May 2010

PART FIVE: FINANCIAL INFORMATION ON CLIMATE EXCHANGE

The financial information set out below from the audited financial statements for Climate Exchange for the 12 month period ended 31 December 2009, the 12 month period ended 31 December 2008 and the 12 month period ended 31 December 2007 (together the “Climate Exchange Accounts”) are incorporated by reference into, and form part of, this document and are available at the following addresses on the Climate Exchange website:

Information incorporated into this document by reference	Location in Climate Exchange Financial Statements and Notes
For the 12 month period ended 31 December 2009, available at: http://www.climateexchangeplc.com/downloads/352_Climate%20Report%20%20Accounts%202010%20(2)FINAL.pdf

Consolidated income statement	Page 44

Consolidated statement of comprehensive income	Page 45

Consolidated balance sheet	Page 46

Consolidated statement of changes in equity	Page 47

Consolidated statement of cash flows	Page 48

Notes forming part of the consolidated financial statements	Pages 51 - 75

For the 12 month period ended 31 December 2008, available at: http://www.climateexchangeplc.com/downloads/305_Report-Accounts-2008.pdf

Consolidated income statement	Page 38

Consolidated balance sheet	Page 39

Consolidated statement of changes in equity	Page 40

Consolidated statement of cash flows	Page 41

Notes to the financial statements	Pages 43 - 63

For the 12 month period ended 31 December 2007, available at: http://www.climateexchangeplc.com/downloads/193_Report%20&%20Accounts%202007.pdf

Consolidated income statement	Page 26

Consolidated balance sheet	Page 27

Consolidated statement of changes in equity	Page 28

Consolidated statement of cash flows	Page 29

Notes to the financial statements	Pages 31 - 47

Climate Exchange Shareholders, persons with information rights and any other persons to whom this document is sent, may request a hard copy of the Climate Exchange Accounts free of charge by writing to Lauren Paton at Climate Exchange plc, 62 Bishopsgate, London EC2N 4AW or by telephoning 020 7382 7800 (from within the British Isles) or +44 207 382 7800 (from outside the British Isles). Copies of the Climate Exchange Accounts will not be provided to any of the persons mentioned above unless requested.

PART SIX: ADDITIONAL INFORMATION FOR OVERSEAS HOLDERS OF CLIMATE

EXCHANGE SHARES AND CLIMATE EXCHANGE ADSs

General

This document has been prepared for the purposes of complying with English law, Isle of Man law, the AIM Rules and the City Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom and the Isle of Man.

It is the responsibility of any person into whose possession this document comes to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection with the Acquisition including the obtaining of any governmental, exchange control or other consents which may be required and/or compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes or levies due in such jurisdiction.

This document does not constitute an offer or invitation to purchase or subscribe for any securities or a solicitation of any vote or approval or of an offer to buy any securities pursuant to this document or otherwise in any jurisdiction in which such offer, invitation or solicitation is unlawful.

Overseas holders of Climate Exchange Shares and Climate Exchange ADSs should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme.

U.S. Securities Laws

The Acquisition relates to the shares of an Isle of Man company and is proposed to be made by means of a scheme of arrangement under Isle of Man company law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules under the Exchange Act. Accordingly, the Scheme is subject to the disclosure requirements, rules and practices applicable in the United Kingdom and the Isle of Man to schemes of arrangement, which differ from the requirements of the U.S. tender offer rules. Financial information included in or incorporated by reference into this document has been prepared in accordance with International Financial Reporting Standards as adopted by the European Union, which may not be comparable to the financial statements of U.S. companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Climate Exchange is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue Climate Exchange or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel Climate Exchange and its affiliates to subject themselves to a U.S. court’s judgement. This document has not been reviewed by any federal or state securities commission or regulatory authority in the U.S., nor has any such commission or authority passed upon the accuracy or adequacy of this document. Any representation to the contrary is unlawful and may be a criminal offence.

Information for Climate Exchange ADS Holders

Climate Exchange ADS Holders will not, except as described below, be entitled to attend the Court Meeting or the Climate Exchange EGM or to be present at the Hearing (although the ADS Depositary, the registered holder of Climate Exchange Shares underlying the Climate Exchange ADSs, will be so entitled and, pursuant to the Deposit Agreement, will endeavour, in so far as practicable, to vote or cause to be voted at the Court Meeting and/or the Climate Exchange EGM in accordance with the written instructions that may be received from registered Climate Exchange ADS Holders).

Climate Exchange ADS Holders who wish to attend the Court Meeting or the Climate Exchange EGM or to be present at the Hearing should take steps to present their Climate Exchange ADSs to the ADS Depositary for cancellation and (upon compliance with the terms of the Deposit Agreement, including payment of the ADS Depositary’s fees and any applicable taxes and governmental charges) delivery of Climate Exchange Shares so as to become registered holders of Climate Exchange Shares prior to the Voting Record Time. The Voting Record Time, the time and date of the Court Meeting and Climate Exchange EGM and the anticipated date of the Hearing appear on page 1 of this document.

Registered Climate Exchange ADS Holders as at the ADS Voting Record Time may sign and complete an ADS Voting Instruction Card in accordance with the instructions printed thereon, which should be returned by mail to BNY Mellon Shareowner Services, P.O. Box 3549, South Hackensack, New Jersey 07606-9249 as soon as possible and, in any event, so as to be received no later than 5.00 p.m. (New York time) on 24 June 2010. Climate Exchange ADS Holders who hold Climate Exchange ADSs indirectly must rely on the procedures of their bank, broker, financial institution or share plan administrator through which they hold their Climate Exchange ADSs if they wish their voting instructions to be reflected on an ADS Voting Instruction Card and received by the ADS Depositary by this deadline.

The Deposit Agreement provides in Section 4.07 that the ADS Depositary shall not vote Climate Exchange Shares underlying Climate Exchange ADSs except in accordance with written instructions from the Climate Exchange ADS Holders. If the ADS Depositary fails to receive an ADS Voting Instruction Card from a registered Climate Exchange ADS Holder prior to the deadline, then the ADS Depositary will not vote the Climate Exchange Shares underlying the Climate Exchange ADSs of such holder, and, accordingly, such shares will not be represented and will not be voted at the Court Meeting or the Climate Exchange EGM.

Once the Scheme becomes effective, Climate Exchange intends to terminate the Deposit Agreement through which the ADS programme is operated and a Notice of Termination will be sent to Climate Exchange ADS Holders.

It is important that, for the Court Meeting in particular, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of Climate Exchange Shareholders’ opinion. Climate Exchange ADS Holders may only vote in person at the Court Meeting or Climate Exchange EGM if they become a registered holder of Climate Exchange Shares by arranging for the surrender of their Climate Exchange ADSs and delivery of Climate Exchange ADSs in accordance with the terms and conditions of the Deposit Agreement so as to become registered holders of Climate Exchange Shares prior to the Voting Record Time.

On the Effective Date, the Climate Exchange Shares underlying the Climate Exchange ADSs will be transferred to Bidco, the Climate Exchange ADSs will be cancelled and the American depositary receipts evidencing the Climate Exchange ADSs will be required to be surrendered to the ADS Depositary in order for the holder thereof to receive his entitlement under the Scheme (without interest and less any withholding taxes, if applicable). Climate Exchange shall be liable to pay to the ADS Depositary a fee of up to $0.05 in respect of each Climate Exchange ADS surrendered. The ADS Depositary (as the registered holder of the Climate Exchange Shares) will receive an amount in pounds sterling equal to the total amount payable in respect of all the Climate Exchange Shares held by the ADS Depositary in accordance with the terms of the Scheme. Such amount will be converted into U.S. dollars by the ADS Depositary pursuant to the terms and conditions of the Deposit Agreement. Once the ADS Depositary has received the funds, Climate Exchange ADS Holders will receive their pro rata portion in U.S. dollars from the ADS Depositary upon surrender of their Climate Exchange ADSs in accordance with the terms and conditions of the Deposit Agreement (without interest and less any withholding taxes, if applicable). Following the Effective Date, the ADS Depositary will mail a notice to registered holders of Climate Exchange ADSs regarding the mechanics of the surrender of their existing Climate Exchange ADSs in exchange for their entitlement under the Scheme. Instructions for the surrender of Climate Exchange ADS certificates will be set out in the letter of transmittal. If you hold your Climate Exchange ADSs indirectly, you must rely on the procedures of the bank, broker, financial institution or share plan administrator through which you hold your Climate Exchange ADSs for completion of the exchange.

Any Climate Exchange ADS Holder whose Climate Exchange ADSs are held indirectly through a bank, broker, financial institution or share plan administrator within a book-entry facility, such as DTC, will receive credit of the funds to their account from their bank, broker, financial institution or share plan administrator. The ADS Depositary will remit the funds to each book-entry facility, net of the total amount of any ADS Depositary fee due from such holder to the ADS Depositary, and the relevant book-entry facility in turn will credit the Climate Exchange ADS Holder’s bank, broker, financial institution or share plan administrator.

In order to avoid the application of U.S. backup withholding (currently at a rate of 28 per cent.) on cash amounts paid to Climate Exchange ADS Holders (including non-U.S. persons) who have not previously provided a duly completed Form W-9 or W-8 to their broker or the ADS Depositary that remains valid at the time of payment, it is necessary for such holders to provide the ADS Depositary with a properly completed IRS Form W-8BEN or Form W-9 as applicable. See Part Eight. Persons who are uncertain as to their need to provide these forms should consult their own tax advisers. IRS Forms W-9 and W-8 are available on the IRS website at http://www.irs.gov.

PART SEVEN: ADDITIONAL INFORMATION ON CLIMATE EXCHANGE, ICE AND BIDCO

1.	Responsibility

1.1	The Climate Exchange Directors, whose names are set out in paragraph 2.1 below, accept responsibility for the information contained in this document other than the information for which responsibility is taken by others pursuant to paragraph 1.2 of this Part Seven. To the best of the knowledge and belief of the Climate Exchange Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2	The directors of Bidco and ICE, whose names are set out in paragraphs 2.2 and 2.3 below, accept responsibility for the information contained in this document relating to the ICE Group (including paragraphs 4 and 7 of Part One of this document), the Bidco Directors and ICE Directors and their close relatives, related trusts and controlled companies. To the best of the knowledge and belief of the Bidco Directors and ICE Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors

2.1	The Climate Exchange Directors and their respective positions are as follows:

Name	Position
Richard Sandor	Chairman

Neil Eckert	Chief Executive Officer

Matthew Whittell	Chief Financial Officer

Carole Brookins	Non Executive Director

Klaus Gierstner	Non Executive Director

Sir Laurence Magnus	Non Executive Director

Sir Brian Williamson	Non Executive Director

Philip Scales	Non Executive Director

The business address of each of the Climate Exchange Directors is 62 Bishopsgate, London EC2N 4AW, save that the business address of Philip Scales is IOMA House, Hope Street, Douglas, Isle of Man, IM1 1AP. Richard Sandor’s second business address is 190 South LaSalle Street, Suite 1100, Chicago, IL 60603.

The company secretary of Climate Exchange is Philip Scales.

2.2	The Bidco Directors and their respective positions are as follows:

Name	Position
Scott A. Hill	Director

Johnathan H. Short	Director

David J. Peniket	Director

The business address of each of Scott A. Hill and Johnathan H. Short is 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, United States of America and of David J. Peniket is 5th Floor, Milton Gate, 60 Chiswell Street, London EC1Y 4SA.

The company secretary of Bidco is Patrick Davis.

2.3	The ICE Directors and their respective positions are as follows:

Name	Position
Jeffrey C. Sprecher	Chairman and Chief Executive Officer

Charles R. Crisp	Director

Jean-Marc Forneri	Director

Fred W. Hatfield	Director

Terrence F. Martell	Director

Sir Callum McCarthy	Director

Sir Robert Reid	Director

Frederic V. Salerno	Director

Judith A. Sprieser	Director

Vincent Tese	Director

The business address of each of the ICE Directors is 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, United States of America.

The company secretary of ICE is Johnathan H. Short.

3.	Market quotations

The following table shows the closing middle market prices for Climate Exchange Shares, as derived from the AIM Appendix to the Daily Official List of the London Stock Exchange, on the first business day in each of the six months immediately before the date of this document and on 29 April 2010 (being the last dealing day prior to the date of the Announcement) and 26 May 2010 (being the latest practicable date prior to the posting of this document).

Date	Share price (pence)
2 November 2009	840.0
1 December 2009	780.0
4 January 2010	647.0
1 February 2010	613.5
1 March 2010	523.0
1 April 2010	500.0
29 April 2010	478.0
26 May 2010	742.5

4.	Interests in relevant Climate Exchange securities

4.1	For the purposes of this paragraph 4 and paragraphs 5 to 8:

(A)	“acting in concert” has the meaning given to it in the City Code;

(B)	“arrangement” means any arrangement of the kind referred to in Note 11 on the definition of acting in concert in the City Code, including indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities (such term having the meaning given to it in the City Code) which may be an inducement to deal or refrain from dealing;

(C)	“connected adviser” has the meaning given to it in the City Code;

(D)	“control” means an interest, or interests, in shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings give(s) de facto control, and “controlled” shall be construed accordingly;

(E)	“dealing” has the meaning given to it in the City Code;

(F)	“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

(G)	“disclosure period” means the period beginning on 1 May 2009 (being the date 12 months prior to the commencement of the offer period) and ending on 26 May 2010 (being the latest practicable date prior to the publication of this document);

(H)

“interest” or “interests” in relevant securities (such term having the meaning given to it in the City Code) has the meaning given to it in the City Code and references to interests of Bidco Directors, interests of ICE Directors or interests of Climate Exchange Directors in relevant securities shall include all interests, short positions and borrowings of any other person whose interests in shares the Bidco Directors, ICE Directors or the Climate Exchange Directors (as the case may be), are taken to be interested in pursuant to Part 22 of the UK Companies Act and related regulations;

(I)	“offer period” means the period commencing on 30 April 2010 and ending on 26 May 2010 (being the latest practicable date prior to the publication of this document);

(J)	“relevant Climate Exchange securities” mean relevant securities (such term having the meaning given to it in the City Code in relation to an offeree) of Climate Exchange;

(K)	“relevant ICE securities” mean relevant securities (such term having the meaning given to it in the City Code in relation to an offeror) of ICE; and

(L)	“short position” means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

4.2	Except as specified in paragraph 4.4 below, as at 26 May 2010 (being the latest practicable date prior to the posting of this document), neither ICE nor Bidco held any interests, rights to subscribe or short positions in relevant Climate Exchange securities.

4.3	As at 26 May 2010 (being the latest practicable date prior to the posting of this document), no ICE Director, no Bidco Director and none of their respective close relatives, related trusts or controlled companies held any interests, rights to subscribe or short positions in relevant Climate Exchange securities.

4.4	As at 26 May 2010 (being the latest practicable date prior to the posting of this document), the interests, rights to subscribe or short positions in relevant Climate Exchange securities held by any person acting in concert with ICE or Bidco were as follows:

Name	Number of Climate Exchange securities
IntercontinentalExchange Holdings	2,277,034

4.5	As at 26 May 2010 (being the latest practicable date prior to the posting of this document), the interests, rights to subscribe or short positions of the Climate Exchange Directors and their close relatives, related trusts and controlled companies, all of which are beneficial unless otherwise stated, in relevant Climate Exchange securities (other than the options detailed in paragraph 4.6 below) were as follows:

Name	Number of Climate Exchange Shares	Per cent. of Climate Exchange’s ordinary issued share capital
Richard Sandor (1)	7,883,614	16.52
Neil Eckert (2)	1,084,124	2.27
Carole Brookins	16,252	0.03
Klaus Gierstner	37,000	0.08
Sir Laurence Magnus (3)	4,093	0.01
Sir Brian Williamson	1,500	0.00
Total	9,026,583	18.91

(1)	Richard Sandor holds all of his shares through family trusts.
(2)	Neil Eckert holds 19,124 of his shares through Isabella Eckert and the Mary and Clive Eckert Varied Will Trust.
(3)	Sir Laurence Magnus holds all of his shares through an account with C. Hoare & Co.

4.6	As at 26 May 2010 (being the latest practicable date prior to the posting of this document), the interests of the Climate Exchange Directors and their close relatives, related trusts and controlled companies in options and/or awards over relevant Climate Exchange securities were as follows:

Name	Plan	Exercise price (p)	Number of Climate Exchange Options
Neil Eckert	LTIP	1	1,299,428
	2006 Plan	330	1,050,000
Matthew Whittell	2006 Plan	430	500,000
Carole Brookins	2006 Plan	330	10,000
Total			2,859,428

4.7	As at 26 May 2010 (being the latest practicable date prior to the posting of this document), no persons acting in concert with Climate Exchange held any interests, rights to subscribe or short positions in relevant Climate Exchange securities.

5.	Dealings in relevant Climate Exchange securities

5.1	Except as specified in paragraph 5.3 below, during the disclosure period there were no dealings in relevant Climate Exchange securities by any member of the ICE Group, by any of the Bidco Directors or ICE Directors (or any of their respective close relatives, related trusts or controlled companies), by any person whose interests in relevant Climate Exchange securities the Bidco Directors or ICE Directors are taken to be interested in pursuant to Part 22 of the UK Companies Act and related regulations or by any other person acting in concert with ICE or Bidco for the purposes of the Acquisition.

5.2	During the offer period there were no dealings in relevant Climate Exchange securities by any member of the Climate Exchange Group, by any of the Climate Exchange Directors (or any of their close relatives, related trusts or controlled companies), by any person whose interests in relevant Climate Exchange securities the Climate Exchange Directors are taken to be interested in pursuant to Part 22 of the UK Companies Act and related regulations or by any other person acting in concert with Climate Exchange for the purposes of the Acquisition.

5.3	During the disclosure period, the dealings in relevant Climate Exchange securities by persons acting in concert with ICE or Bidco were as follows:

Name	Date	Transaction	No. of relevant securities	Price per share (p)
IntercontinentalExchange Holdings	22 June 2009	Purchase	2,277,034	645

6.	Interests in relevant ICE securities

As at 26 May 2010 (the latest practicable date prior to the publication of this document), neither Climate Exchange nor any Climate Exchange Director was, directly or indirectly, interested in relevant ICE securities.

7.	Dealings in relevant ICE securities

Neither Climate Exchange nor any of the Climate Exchange Directors (or any of their close relatives, related trusts or controlled companies or any person whose interests in relevant Climate Exchange securities the Climate Exchange Directors are taken to be interested in pursuant to Part 22 of the UK Companies Act and related regulations) dealt in relevant ICE securities during the offer period.

8.	Interests and dealings – general

8.1	Save as disclosed in paragraphs 4 to 7 above, as at 26 May 2010 (the latest practicable date prior to the publication of this document),

(A)	no member of the ICE Group had any interest in, right to subscribe in respect of, or any short position in relation to relevant Climate Exchange securities nor has any member of the ICE Group dealt in any relevant Climate Exchange securities during the disclosure period;

(B)

none of the ICE Directors or Bidco Directors (or any of their respective close relatives, related trusts or controlled companies) had any interest in, right to subscribe in respect of, or any short position in relation to relevant Climate Exchange securities, nor has any such person (or any person whose interests in relevant Climate Exchange securities the ICE Directors or Bidco Directors are taken to be interested in pursuant to Part 22 of the UK Companies Act and related regulations) dealt in any relevant Climate Exchange securities during the disclosure period;

(C)	no person deemed to be acting in concert with ICE or Bidco had any interest in, right to subscribe in respect of, or any short position in relation to relevant Climate Exchange securities, nor has any such person dealt in any relevant Climate Exchange securities, during the disclosure period;

(D)	no person who has an arrangement with ICE or Bidco (or any person acting in concert with ICE or Bidco) had any interest in, right to subscribe in respect of, or any short position in relation to relevant Climate Exchange securities, nor has any such person dealt in any relevant Climate Exchange securities during the disclosure period; and

(E)	neither ICE or Bidco, nor any person acting in concert with ICE or Bidco, has borrowed or lent any relevant Climate Exchange securities during the disclosure period, save for any borrowed shares which have been either on-lent or sold.

8.2	Save as disclosed in paragraphs 4 to 7 above as at 26 May 2010 (the latest practicable date prior to the publication of this document):

(A)	no member of the Climate Exchange Group had any interest in, right to subscribe in respect of or any short position in relation to relevant Climate Exchange Securities or relevant ICE securities nor has any such person dealt in any relevant Climate Exchange securities or relevant ICE securities during the offer period;

(B)	none of the Climate Exchange Directors had any interest in, right to subscribe in respect of, or any short position in relation to relevant Climate Exchange securities or relevant ICE securities, nor has any such person (or any person whose interests in relevant Climate Exchange securities or relevant ICE securities the Climate Exchange Directors are taken to be interested in pursuant to Part 22 of the UK Companies Act and related regulations) dealt in any relevant Climate Exchange securities or any relevant ICE securities during the offer period;

(C)	no person deemed to be acting in concert with Climate Exchange had any interest in, right to subscribe in respect of, or any short position in relation to relevant Climate Exchange securities, nor has any such person dealt in any relevant Climate Exchange securities during the offer period;

(D)	no person who has an arrangement with Climate Exchange (or any person acting in concert with Climate Exchange) had any interest in, right to subscribe in respect of, or any short position in relation to relevant Climate Exchange securities, nor has any such person dealt in any relevant Climate Exchange securities during the offer period; and

(E)	neither Climate Exchange, nor any person acting in concert with Climate Exchange, has borrowed or lent any relevant Climate Exchange securities during the offer period save for any borrowed shares which have been either on-lent or sold.

8.3	Save as disclosed herein, no persons have given any irrevocable or other commitment to vote in favour of the Resolutions to be proposed at the Court Meeting and the Climate Exchange EGM.Save as disclosed herein, none of: (i) ICE, Bidco or any person acting in concert with ICE or Bidco; or (ii) Climate Exchange or any person acting in concert with Climate Exchange has any arrangement in relation to relevant Climate Exchange securities, or relevant ICE securities (as the case may be).

8.4	Save as disclosed herein, no agreement, arrangement or understanding (including any compensation arrangement) exists between ICE, Bidco or any person acting in concert with ICE or Bidco and any of the Climate Exchange Directors or the recent directors, shareholders or recent shareholders of Climate Exchange, or any person interested in or recently interested in Climate Exchange Shares, having any connection with or dependence upon the Acquisition.

8.5	There is no agreement, arrangement or understanding whereby the beneficial ownership of any Climate Exchange Shares to be acquired by Bidco pursuant to the Scheme will be transferred to any other person.

8.6	No relevant securities of Climate Exchange have been redeemed or purchased by Climate Exchange during the disclosure period.

9.	Directors’ service contracts and emoluments

9.1	The details of the service contracts of the Climate Exchange Directors are as follows:

(A)	Richard Sandor

Richard Sandor entered into an employment agreement with CCX (a wholly owned subsidiary of Climate Exchange) effective on 1 January 2005. Under the terms of his employment agreement, Richard Sandor’s appointment is terminable by CCX or Richard Sandor upon written notice. Richard Sandor receives a base salary of $1,000,000 per annum payable monthly in arrears and is entitled to no less than 4 weeks’ holiday in each year (excluding public holidays). Richard Sandor is eligible to be considered for participation in such bonus scheme as may, from time to time, be established or agreed by Climate Exchange for its senior executives on such terms as Climate Exchange may, in its sole discretion, determine. If Richard Sandor’s employment is terminated by CCX (other than due to death, disability, cause or mutual agreement), he shall be entitled to salary continuation at his base salary then in effect for a period of 12 months. If Richard Sandor’s employment is terminated in connection with a change in control, in addition to a 12 month salary continuation referred to above, he also is entitled to (a) a payment equal to his annual base salary; and (b) a payment equal to the annual bonus he received in the fiscal year immediately preceding the termination of his employment. The employment agreement also provides that Richard Sandor is eligible to participate in any employee benefits made available by CCX, including qualified retirement plan, medical insurance, life insurance and disability plan.

Richard Sandor has agreed to enter into an employment agreement (the “Proposed Employment Agreement”) with ICE to take the position of Chairman Emeritus of Chicago Climate Futures Exchange, Inc. (or similar). Under the terms of the Proposed Employment Agreement, Richard Sandor will be required to work for approximately one week per month for a base salary of $250,000 per annum and will receive an equity grant of $250,000 per annum and reimbursement of all business travel. The Proposed Employment Agreement contains a non-compete provision which will continue irrespective of early termination. If the Proposed Employment Agreement is terminated prematurely by ICE, Richard Sandor’s base salary will be paid to the end of the term of the Proposed Employment Agreement and any unvested equity granted will vest immediately. The Proposed Employment Agreement will be for a term of two years from completion of the Acquisition.

J.P. Morgan Cazenove and Kinmont consider the Proposed Employment Agreement to be fair and reasonable as far as the independent Climate Exchange Shareholders are concerned.

(B)	Neil Eckert

Neil Eckert entered into a service contract with Climate Exchange on 6 November 2006. Under the terms of his service contract, Neil Eckert’s appointment is terminable by Climate Exchange on twelve months’ written notice or by Neil Eckert on 6 months’ written notice. Neil Eckert receives a salary of £375,000 per annum payable monthly in arrears and is entitled to 30 business days’ holiday in each year (excluding public holidays). Neil Eckert is eligible to be considered for participation in such bonus scheme as may, from time to time, be established or agreed by Climate Exchange for its senior executives on such terms as Climate Exchange may, in its sole discretion, determine. The service contract also provides that Climate Exchange will make a contribution to Neil Eckert’s personal pension plan, provide Neil Eckert with private medical insurance and provide Neil Eckert with life assurance cover. The service contract includes provision for pay in lieu of notice.

(C)	Matthew Whittell

Matthew Whittell entered into a service contract with Climate Exchange on 6 November 2006. Under the terms of his service contract, Matthew Whittell’s appointment is terminable by Climate Exchange on twelve months’ written notice or by Matthew Whittell on 6 months’ written notice. Matthew Whittell receives a salary of £215,000 per annum payable monthly in arrears and is entitled to 32 business days’ holiday in each year (excluding public holidays). Matthew Whittell is eligible to be considered for participation in such bonus scheme as may, from time to time, be established or agreed by Climate Exchange for its senior executives on such terms as Climate Exchange may, in its sole discretion, determine. The service contract also provides that Climate Exchange will make a contribution to Matthew Whittell’s personal pension plan, provide Matthew Whittell with private medical insurance and provide Matthew Whittell with life assurance cover. The service contract includes provision for pay in lieu of notice.

9.2	Save as disclosed above, there are no service contracts or letters of appointment between any Climate Exchange Director or proposed director of Climate Exchange and any member of the Climate Exchange Group and no such contract or letter of appointment has been entered into or amended within the six months preceding the date of this document.

9.3	Save as set out in this document, the effect of the Scheme on the interests of the Climate Exchange Directors does not differ from its effect on the like interests of any other holder of Scheme Shares.

10.	Material contracts

10.1	The following contract, not being a contract entered into in the ordinary course of business, has been entered into by members of the Climate Exchange Group in the period beginning on 1 May 2008 and ending on 26 May 2010 (being the latest practicable date prior to the publication of this document):

(A)	An Implementation Agreement dated 30 April 2010 between Bidco and Climate Exchange relating to the implementation of the Acquisition (including the Scheme) and matters relating thereto. The Implementation Agreement provides for the implementation of the Acquisition and contains assurances and confirmations between the parties, including provisions to implement the Scheme on a timely basis and to govern the conduct of business of Climate Exchange during the period prior to the Effective Date.

Bidco and Climate Exchange have each undertaken to cooperate with the other in taking such action within its power as may reasonably be considered to be necessary or desirable in respect of the preparation of any documentation in connection with the Acquisition, with a view to the implementation of the Acquisition in a timely manner.

It is currently intended that the Acquisition should be implemented by means of the Scheme. However, Bidco has the right to elect at any time by notice to Climate Exchange (and subject to the consent of the Panel) to implement the Acquisition by way of a takeover offer.

Recommendation

Climate Exchange has agreed that the Directors will unanimously and unqualifiedly recommend to the Climate Exchange Shareholders that they vote in favour of the Resolutions at the Court Meeting and the Climate Exchange EGM and has agreed that the recommendation by the Directors will be included in the Announcement and this document and will not at any time be withdrawn, modified or qualified unless an event or change of circumstance has occurred (otherwise than arising out of or in connection with a breach by Climate Exchange of the Implementation Agreement) and as a result of that event or change of circumstance the Directors determine in good faith that such recommendation should not be given or should be withdrawn, modified or qualified (but to the minimum extent required) in order to comply with the Directors’ duties.

Non-solicitation arrangements

Climate Exchange has undertaken not, directly or indirectly, to solicit, initiate, encourage, negotiate, discuss or otherwise seek to procure any competing proposal to the Acquisition, nor to entertain any approach from or enter into or continue discussions and/or negotiations with any other person with a view to such a competing proposal being made. In addition, Climate Exchange has agreed to notify Bidco immediately of any approach made to Climate Exchange in relation to a competing proposal.

Bidco has a matching right in relation to any competing proposal whereby, upon receipt of details of a competing proposal, Bidco may match or better the value implied by that competing proposal, either by confirmation that it intends to increase its offer price or by confirmation that it is ready to announce the increased offer price, in either case such confirmation to be provided to Climate Exchange prior to the earlier of the Climate Exchange Board meeting to approve the competing proposal and 5 or 6 Business Days after the announcement made by the competing offeror, respectively.

Conduct of business arrangements

Climate Exchange has undertaken, without prejudice to Rule 21 of the City Code, that until the earlier of: (a) the Effective Date; and (b) the termination of the Implementation Agreement, it shall not (without the prior written consent of Bidco, not to be unreasonably withheld) carry on business other than in the ordinary course and other than consistent with past practice, incur any financial indebtedness or reduce its cash balance to less than £21,000,000 (less the amount of professional fees payable by Climate Exchange in connection with the Acquisition), or pay any separation or transaction bonus to any Director, officer, senior executive or employee subject to an aggregate cap of £500,000 plus such further amount as the parties mutually agree, subject to certain limitations, among other things.

Termination provisions

The Implementation Agreement will terminate upon the occurrence of any of the following:

(i)	if Bidco, with the consent of the Panel, is entitled to withdraw and withdraws from the Acquisition;

(ii)

where the Acquisition is implemented by way of Scheme: (i) if (A) the Scheme is not approved by Climate Exchange Shareholders at the Court Meeting; (B) the Special Resolution is not passed at the Climate Exchange EGM; (C) the Court refuses to grant the Court Order; or (D) (save as otherwise agreed) the Effective Date has not occurred on or before the end of July 2010, unless in the case of (A), (B) and (C) above Bidco has within five Business Days of such event elected to implement the Acquisition by way of a takeover offer; or (ii) by notice from Bidco to Climate Exchange, if the Directors have withdrawn or adversely modified or qualified their recommendation to Climate Exchange Shareholders to vote in favour of the Resolutions, subject to consent by the Panel; or

(iii)	where the Acquisition is implemented by way of takeover offer: (i) if the offer lapses in accordance with its terms or is withdrawn; or (ii) by notice in writing from Bidco to Climate Exchange, if the Directors have withdrawn or adversely modified or qualified their recommendation to Climate Exchange Shareholders to accept the offer, subject to consent by the Panel.

10.2	In addition, the following contracts have been entered into by members of the Climate Exchange Group and members of the ICE Group:

(A)	A clearing services agreement dated 14 July 2004 between CCX and The Clearing Corporation (“CCorp”), as amended (the “Clearing Services Agreement”). Under the Clearing Services Agreement CCorp provides clearing services for contracts listed on CCFE.

The Clearing Services Agreement terminates on 30 June 2010 and includes provision for a transition assistance period during which CCorp will continue to provide clearing services pursuant to CCX’s instructions for a period of 6 months after the expiration of the Clearing Services Agreement. The parties intend to enter into an amendment to the Clearing Services Agreement, under which the Clearing Services Agreement will terminate on the earlier of: (i) 31 December 2010; and (ii) in the event that the Acquisition does not complete for any reason, six months after the date on which the Acquisition fails.

Under the Clearing Services Agreement, CCX pays to CCorp a clearing fee per trade, subject to a monthly minimum, as well as fees in relation to the maintenance of a communication link between the trading platform and CCorp, and reimburses CCorp for its development costs for new products on a time and material basis.

(B)	A licensing and technology agreement dated 28 December 2007 among CCX, CCFE and ICE (the “Licensing and Technology Agreement”) under which ICE granted to CCX a license to display, access and use the electronic web based trading platform owned and operated by ICE, along with specific software and equipment, subject to certain restrictions and limitations.

The Licensing and Technology Agreement terminates on 1 January 2013 and is renewable on a rolling basis annually thereafter unless terminated by either party giving 90 days notice prior to the end of such renewal period.

Under the Licensing and Technology Agreement CCX pays to ICE an annual licensing fee for the trading platform, along with a platform operation fee and a clearing fee. CCX also pays a flat fee in respect of the launch of any new products.

(C)	A cooperation and licensing agreement dated 31 August 2004 between CCX, ICE Futures Europe (formerly The International Petroleum Exchange of London Limited) (“IFE”) and (by accession) ECX (the “Cooperation and Licensing Agreement”) under which CCX granted a license to IFE of certain contracts and trademarks for trading on a platform and exchange operated by ICE Europe, among other things. Under the Cooperation and Licensing Agreement IFE also provides clearing and settlement services through a separate clearing organisation.

The Cooperation and Licensing Agreement terminates in December 2012 and is renewable on a rolling basis annually thereafter.

Under the Cooperation and Licensing Agreement ICE Europe receives an annual fee equal to a percentage of net transaction revenue, ECX receives membership fees attributable specifically to trading of ECX contracts less ICE Europe’s costs related to such membership, ECX is responsible for payment of development and implementation costs and rechargeable operating costs, and ICE charges a per transaction clearing fee.

11.	Irrevocable undertakings

11.1	The following Climate Exchange Shareholders have given irrevocable undertakings to vote in favour of the Resolutions to be proposed to Climate Exchange Shareholders at the Court Meeting and the Climate Exchange EGM in respect of their own beneficial shareholdings as follows:

Name	Number of Shares	Per cent. of issued share capital of Climate Exchange
Richard Sandor	7,883,614	16.52
Neil Eckert	1,084,124	2.27
Carole Brookins	16,252	0.03
Klaus Gierstner	37,000	0.08
Sir Laurence Magnus	4,093	0.01
Sir Brian Williamson	1,500	0.00
Invesco Asset Management Limited	14,004,318	29.34

11.2	The irrevocable undertakings from the Climate Exchange Directors will cease to be binding upon the earliest to occur of the following:

(A)	if this document is not posted within 28 days of the announcement in relation to the Scheme or if a formal document containing an Offer is not posted within 28 days of an announcement under Rule 2.5 of the City Code in relation to that Offer (or, in either case, such longer period as may be agreed with the Panel);

(B)	if the Scheme becomes effective or an Offer becomes or is declared unconditional in all respects;

(C)	if an Offer is not announced pursuant to Rule 2.5 of the City Code within ten Business Days of the date on which the Scheme fails to become effective or any condition to which the Scheme is subject becomes incapable of satisfaction and, if applicable, is not waived;

(D)	if an Offer lapses or is withdrawn without becoming or being declared unconditional in all respects; and

(E)	31 July 2010.

11.3	The irrevocable undertaking given by Invesco Asset Management Limited will cease to be binding upon the earlier to occur of the following:

(A)	in the event of a higher competing offer for Climate Exchange being announced; and

(B)	if the Scheme does not become effective by 31 July 2010.

12.	Cash confirmation

In relation to the cash consideration payable by Bidco under the terms of the Acquisition, $220 million has been drawn from ICE’s existing credit facilities and the remainder will be funded from its existing cash resources.

Morgan Stanley & Co. Limited, an affiliate of Morgan Stanley, is satisfied that sufficient financial resources are available to Bidco to satisfy in full the cash consideration payable under the terms of the Acquisition.

13.	Persons acting in concert

13.1	The persons (other than the ICE Directors and Bidco Directors) who are acting in concert with ICE and Bidco are as follows:

Name	Type	Registered office	Relationship with Bidco
IntercontinentalExchange Holdings	Private unlimited company incorporated in the United Kingdom	5th Floor, Milton Gate, 60 Chiswell Street, London, EC1Y 4SA	Fellow subsidiary

Morgan Stanley & Co Incorporated	Company incorporated in Delaware, United States of America	The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801	Connected adviser

Morgan Stanley & Co Limited	Private limited company incorporated in the United Kingdom	Legal Dept., 25 Cabot Square, Canary Wharf, London E14 4QA	Connected adviser

13.2	The persons (other than the Climate Exchange Directors) who are acting in concert with Climate Exchange are as follows:

Name	Type	Registered office	Relationship with Climate Exchange
J.P. Morgan plc	Public limited company incorporated in the United Kingdom	125 London Wall, London EC2Y 5AY	Connected adviser

Kinmont	Private limited company incorporated in the United Kingdom	5 Clifford Street, London W1S 2LG	Connected adviser

Fox-Pitt, Kelton	Private limited company incorporated in the United Kingdom	Level 35, Citypoint, 1 Ropemaker Street, London EC2Y 9HD	Connected adviser

14.	No material change

There has been no material change in the financial or trading position of Climate Exchange since 31 December 2009, being the date to which the latest audited financial statements of Climate Exchange were drawn up.

15.	Consents

Each of Morgan Stanley & Co. Limited, J.P. Morgan Cazenove, Kinmont and Fox-Pitt, Kelton has given and not withdrawn its written consent to the issue of this document with the inclusion of references to its name in the form and context in which they are included.

16.	Sources of information and bases of calculations

16.1	Financial information relating to Climate Exchange has been extracted or derived (without material adjustment) from published sources or from Climate Exchange’s management sources;

16.2	The value of £395 million attributed to the entire existing issued and to be issued ordinary share capital of Climate Exchange is based on:

(A)	the offer price of 750 pence in cash for each Climate Exchange Share;

(B)	47,592,023 Climate Exchange Shares being in issue as at 29 April 2010 (being the last dealing day prior to the date of the Announcement); and

(C)	5,018,453 Climate Exchange Shares being subject to options granted under the Climate Exchange Share Schemes and warrants issued pursuant to contractual arrangements entered into by Climate Exchange or its subsidiary undertakings for which Climate Exchange Shares would need to be issued or transferred on or after the date of the Announcement in order to satisfy the exercise and vesting of such options and warrants (assuming all such options and warrants which are “in the money” are exercised and vested in accordance with the rules of the Climate Exchange Share Schemes or such contractual arrangements (as applicable));

16.3	Other statements (including the size of shareholdings) made by reference to the existing issued ordinary share capital of Climate Exchange are based on 47,734,475 Climate Exchange Shares being in issue as at 26 May 2010 (being the latest practicable date before the publication of this document); and

16.4	The information with respect to the effect of the transaction on ICE’s earnings is based on Climate Exchange’s published sources and ICE’s management sources.

17.	Documents available for inspection

Copies of the following documents will be available for inspection during usual business hours on Monday to Friday of each week (public holidays excepted) up to and including the Effective Date at the registered office of Climate Exchange being IOMA House, Hope Street, Douglas, Isle of Man, IM1 1AP and at the offices of Slaughter and May, One Bunhill Row, London EC1Y 8YY and will be published on the Climate Exchange website at www.climateexchangeplc.com:

(A)	this document;

(B)	the memorandum and articles of association of each of Climate Exchange and Bidco;

(C)	a draft of the articles of association of Climate Exchange as proposed to be amended at the Climate Exchange EGM;

(D)	the consolidated audited report and accounts of Climate Exchange for the three financial years ended 31 December 2007, 2008 and 2009;

(E)	the written consents referred to in paragraph 15 above;

(F)	the material contract referred to in paragraph 10.1 above; and

(G)	copies of the irrevocable undertakings referred to in paragraph 11 above.

PART EIGHT: TAXATION

Isle of Man taxation

The comments set out below summarise certain limited aspects of the Isle of Man taxation treatment of Climate Exchange Shareholders under the Scheme and do not purport to be a complete analysis of all tax considerations relating to the Scheme. They are based on current Isle of Man legislation and what is understood to be current Isle of Man Government published practice, both of which are subject to change, possibly with retrospective effect.

The comments are intended as a general guide and apply only to Climate Exchange Shareholders who are resident or (if individuals) ordinarily resident for tax purposes in the Isle of Man. Climate Exchange Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the Isle of Man, should consult an appropriate independent professional tax adviser immediately.

Isle of Man taxation of capital gains

The disposal by Climate Exchange Shareholders of their Climate Exchange Shares for cash under the Scheme will not give rise to any liability to capital gains tax in the Isle of Man.

(A)	Individual Climate Exchange Shareholders

Isle of Man resident holders of Climate Exchange Shares may be liable to income tax on the receipt of cash under the Scheme, currently 10 per cent., or at the higher rate, currently 20 per cent., depending on their individual circumstances.

(B)	Corporate Climate Exchange Shareholders

The Isle of Man operates a zero rate of tax for most corporate taxpayers.

Isle of Man stamp duty and stamp duty reserve tax

No Isle of Man stamp duty or stamp duty reserve tax will be payable on the transfer of, or any other dealing in, Climate Exchange Shares.

United Kingdom taxation

The comments set out below summarise certain limited aspects of the UK taxation treatment of Climate Exchange Shareholders under the Scheme and do not purport to be a complete analysis of all tax considerations relating to the Scheme. They are based on current UK legislation and current HM Revenue & Customs published practice, both of which are subject to change, possibly with retrospective effect. Climate Exchange Shareholders should note that the new UK government which was formed in May 2010 has announced a Budget to be held on 22 June 2010, as a result of which changes may be made to UK tax legislation (including a possible increase in the rates of tax on certain chargeable gains as proposed in the Coalition Agreement of the new government dated 11 May 2010).

The comments are intended as a general guide and apply only to Climate Exchange Shareholders who are resident or (if individuals) ordinarily resident for tax purposes in the UK, who hold Climate Exchange Shares as an investment (other than under a personal equity plan or individual savings account) and who are the absolute beneficial owners of their Climate Exchange Shares. These comments do not deal with certain types of shareholders (such as persons holding or acquiring shares in the course of trade or persons who have or could be treated as having acquired their Climate Exchange Shares by reason of their employment), collective investment schemes and insurance companies. Climate Exchange Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult an appropriate independent professional tax adviser immediately.

Climate Exchange Shareholders and Climate Exchange ADS Holders who are not resident in the UK for tax purposes are referred to the section entitled “United Kingdom taxation of holders of Climate Exchange Shares and Climate Exchange ADSs” of this Part Eight below, which summarises certain UK tax consequences of the Scheme for such non-resident holders.

UK taxation on chargeable gains

Subject to any Climate Exchange Shareholders being liable to a charge to income tax on a disposal of Climate Exchange Shares, the receipt by Climate Exchange Shareholders of cash under the Scheme will be treated as the proceeds of a disposal of their Climate Exchange Shares which may give rise, depending on the Climate Exchange Shareholders’ particular circumstances (including the availability of exemptions, reliefs and/or allowable losses), to a liability to UK taxation on a chargeable gain, or to an allowable loss.

(A)	Individual Climate Exchange Shareholders

Disposals of Climate Exchange Shares by individual Climate Exchange Shareholders will be taxed, currently, at a flat rate of 18 per cent. This will apply irrespective of how long the Climate Exchange Shares have been held (or whether they have been held for business purposes). Individual Shareholders should note that, from 6 April 2008, taper relief and indexation allowance no longer apply to reduce any chargeable gain.

The capital gains annual exemption (£10,100 for 2010/2011) will be available to individual Climate Exchange Shareholders to offset chargeable gains arising during the tax year.

(B)	Corporate Climate Exchange Shareholders

Corporate Climate Exchange Shareholders who are resident in the UK for tax purposes will generally be subject to UK corporation tax on any chargeable gain arising on the disposal of the Climate Exchange Shares (subject to the availability of the substantial shareholding exemption). For Climate Exchange Shareholders within the charge to UK corporation tax, indexation allowance will be available in respect of the full period of ownership of the Climate Exchange Shares to reduce any chargeable gain arising (but not to create or increase any allowable loss) on the disposal of their Climate Exchange Shares.

UK stamp duty and stamp duty reserve tax

No UK stamp duty or stamp duty reserve tax will be payable by Climate Exchange Shareholders as a result of the Scheme.

United Kingdom taxation of holders of Climate Exchange Shares and Climate Exchange ADSs

Subject to the paragraph below (dealing with individuals who are temporarily resident outside the UK) Climate Exchange Shareholders and Climate Exchange ADS Holders who are not resident in or, in the case of an individual, ordinarily resident in the UK for tax purposes are not subject to UK taxation on chargeable gains unless they carry on:

(A)	in the case of an individual Climate Exchange Shareholder or Climate Exchange ADS Holder, a trade, profession or vocation through a branch or agency in the UK and have used, held or acquired the Climate Exchange Shares or Climate Exchange ADSs for the purposes of such trade, profession or vocation, or for the purposes of such branch or agency; or

(B)	in the case of a corporate Climate Exchange Shareholder or Climate Exchange ADS Holder, a trade in the UK through a permanent establishment and have used, held or acquired the Climate Exchange Shares or Climate Exchange ADSs for the purposes of that trade or for the purposes of such permanent establishment.

A Climate Exchange Shareholder or Climate Exchange ADS Holder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the UK for a period of less than five tax years and who disposes of Climate Exchange Shares or Climate Exchange ADSs during that period may be liable to UK taxation on chargeable gains (subject to any available exemption or relief).

United States Federal Income Taxation

WE HEREBY INFORM YOU THAT THE DESCRIPTION SET FORTH IN THIS EXPLANATORY STATEMENT WITH RESPECT TO U.S. FEDERAL TAX ISSUES WAS NOT INTENDED OR WRITTEN TO BE USED, AND SUCH DESCRIPTION CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUCH DESCRIPTION WAS WRITTEN TO SUPPORT THE MARKETING OF THE ACQUISITION AND THE SCHEME. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a description of certain U.S. federal income tax consequences of the disposition of Climate Exchange Shares or Climate Exchange ADSs pursuant to the Acquisition. This discussion applies only to U.S. Holders described below who are beneficial owners of Climate Exchange Shares or Climate Exchange ADSs and that hold such Climate Exchange Shares or Climate Exchange ADSs as “capital assets” (generally, property held for investment). This discussion is based on the Code, its legislative history, existing final, temporary and proposed Treasury Regulations, administrative pronouncements by the IRS, and judicial decisions, all as of the date hereof and all of which are subject to change (possibly on a retroactive basis) and to different interpretations.

This discussion does not purport to address all U.S. federal income tax consequences that may be relevant to a particular holder and you are urged to consult your own tax advisor regarding your specific tax situation. The discussion does not address the tax consequences that may be relevant to a holder subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects “mark-to-market treatment,” investor that held Climate Exchange Shares or Climate Exchange ADSs as a hedge against currency risk or as a position in a “straddle” or conversion transactions, partnership or other pass-through entity for U.S. federal income tax purposes, person subject to the U.S. federal alternative minimum tax, tax-exempt organization, person holding Climate Exchange Shares or Climate Exchange ADSs in connection with a trade or business conducted outside of the United States or person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

Except where specifically described below, this discussion assumes that Climate Exchange is not a passive foreign investment company (“PFIC”), for U.S. federal income tax purposes. Please see the discussion under “Passive Foreign Investment Company Rules” below. Further, this discussion does not address the U.S. federal estate and gift tax consequences of disposing the Climate Exchange Shares or Climate Exchange ADSs. In addition, this discussion does not address the U.S. state and local and non U.S. tax consequences of disposing the Climate Exchange Shares or Climate Exchange ADSs.

You should consult your own tax advisor regarding the U.S. federal, state and local, as well as non U.S. income and other tax consequences of the disposition of the Climate Exchange Shares or Climate Exchange ADSs pursuant to the Acquisition in your particular circumstances.

You are a “U.S. Holder” if you are a beneficial owner of Climate Exchange Shares or Climate Exchange ADSs and you are for U.S. federal income tax purposes:

(A)	an individual who is a citizen or resident of the United States;

(B)	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(C)	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

(D)	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust or

(ii) the trust has a valid election in effect under current Treasury Regulations to be treated as a United States person.

Disposition of Climate Exchange Shares or Climate Exchange ADSs

A U.S. Holder generally will recognize capital gain or loss upon the disposition of Climate Exchange Shares or Climate Exchange ADSs pursuant to the Acquisition measured by the difference between the amount realized on the disposition of Climate Exchange Shares or Climate Exchange ADSs and the U.S. Holder’s adjusted tax basis in such Climate Exchange Shares or Climate Exchange ADSs, each determined in U.S. dollars. Any gain or loss will be long term capital gain or loss if the U.S. Holder’s holding period in the Climate Exchange Shares or Climate Exchange ADSs exceeds one year. Certain non corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Any gain or loss recognized on the conversion of the UK pounds sterling received by a U.S. Holder or the ADS Depositary will be U.S. source ordinary income or loss.

Capital gain or loss, if any, realized by a U.S. Holder on the disposition of Climate Exchange Shares or Climate Exchange ADSs generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to U.S. persons owning shares of a PFIC. A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either:

(A)	at least 75% of its gross income is “passive income”; or

(B)	on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of passive assets. In addition, if the non U.S. corporation owns, directly or indirectly, at least 25%, by value, of the shares of another corporation, it will be treated as if it holds directly its proportionate share of the assets and receives directly its proportionate share of the income of such other corporation.

The determination as to whether a non-U.S. corporation is a PFIC is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations, the composition of the income and assets (including goodwill) of the non-U.S. corporation from time to time and the nature of the activities performed by such non-U.S. corporation. Based on the nature of its business and the market price of its shares and ADSs, Climate Exchange believes that it should not be treated as a PFIC were its status determined at the present time, although there can be no assurance that the IRS would not reach a contrary conclusion. In addition, Climate Exchange’s actual PFIC status for any taxable year is not determinable until after the end of such taxable year, and Climate Exchange does not intend to make a determination for the current (or any prior) taxable year. Because of these uncertainties, it is possible that Climate Exchange may be a PFIC for the current taxable year or may have been a PFIC in any prior taxable year.

If Climate Exchange is a PFIC or was a PFIC during a U.S. Holder’s holding period, any gain realized on a sale of Climate Exchange Shares or Climate Exchange ADSs would generally be treated as realized rateably over the U.S. Holder’s holding period for such Climate Exchange Shares or Climate Exchange ADSs, amounts allocated to prior years in which Climate

Exchange was a PFIC would be taxed at the highest tax rate in effect for such years, and an additional interest charge would apply to the portion of the U.S. federal income tax liability on gains treated under the PFIC rules as having been deferred by the U.S. Holder. Amounts allocated to the current year and to any year before Climate Exchange became a PFIC would be taxed as ordinary income in the current year.

Backup Withholding and Information Reporting

In general, payments of the proceeds of a disposition of Climate Exchange Shares or Climate Exchange ADSs, paid within the United States or through certain U.S.-related financial intermediaries to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current rate of 28% unless the holder (i) establishes that it is an exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. The amount of any backup withholding tax from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO DISPOSITION OF CLIMATE EXCHANGE SHARES OR CLIMATE EXCHANGE ADSs. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF YOUR PARTICULAR SITUATION.

PART NINE: DEFINITIONS

“2006 Plan”	Climate Exchange plc 2006 Share Option Plan

“Acquisition”	the acquisition of Climate Exchange by Bidco, through the transfer of the issued share capital of Climate Exchange in accordance with the Scheme

“ADS”	an American depositary share evidenced by an American depositary receipt

“ADS Depositary”	The Bank of New York Mellon, as depositary under the Deposit Agreement

“ADS Voting Instruction Card”	the voting instruction card accompanying this document for use by registered Climate Exchange ADS Holders to provide their instructions to the ADS Depositary as to how to vote at the Court Meeting and the Climate Exchange EGM in respect of the Climate Exchange Shares underlying their Climate Exchange ADSs

“ADS Voting Record Time”	5.00 p.m. (New York time) on 3 June 2010

“AIM”	the alternative investment market of the London Stock Exchange

“AIM Rules”	the AIM Rules for Companies published by the London Stock Exchange, as amended from time to time

“Announcement”	the announcement of the Acquisition and the Scheme made by Bidco on 30 April 2010

“Bidco”	Aether Ios Limited, a private company with limited liability incorporated in the United Kingdom with registered number 07227809 and its registered office address at 5th Floor, Milton Gate, 60 Chiswell Street, London EC1Y 4SA

“Bidco Directors”	the persons whose names are set out in paragraph 2.2 of Part Seven of this document or, where the context so requires, the directors of Bidco from time to time

“Board” or “Directors”	the board of directors of Climate Exchange

“Business Day”	a day (other than a Saturday, Sunday, or public holiday) on which banks are generally open for business in the City of London and the Isle of Man

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST)

“City Code”	The City Code on Takeovers and Mergers

“CLE ECX Plan”	the Climate Exchange plc (European Climate Exchange Limited Commutation) Share Option Plan

“Climate Exchange”	Climate Exchange plc, a public company with limited liability incorporated in the Isle of Man with registered number 109015C whose registered office is at IOMA House, Hope Street, Douglas, Isle of Man, IM1 1AP

“Climate Exchange ADSs”	American depositary shares, evidenced by an American depositary receipt, issued by the ADS Depositary in accordance with the Deposit Agreement, each two such depositary shares representing one Climate Exchange Share

“Climate Exchange ADS Holder”	a holder of a Climate Exchange ADS

“Climate Exchange Directors”	the persons whose names are set out in paragraph 2.1 of Part Seven of this document or, where the context so requires, the directors of Climate Exchange from time to time

“Climate Exchange EGM”	the extraordinary general meeting of Climate Exchange convened by the notice set out on pages 55 to 56 of this document, including any adjournment thereof

“Climate Exchange Group”	Climate Exchange, its subsidiaries and subsidiary undertakings

“Climate Exchange Meetings”	the Court Meeting and the Climate Exchange EGM

“Climate Exchange Shareholders”	the holders of Climate Exchange Shares

“Climate Exchange Shares”	the ordinary shares of £0.01 pence each in the capital of Climate Exchange

“Climate Exchange Share Schemes”	the 2006 Plan, CLE ECX Plan and the LTIP

“Computershare”	Computershare Investor Services (Jersey) Limited

“Conditions”	the conditions to the implementation of the Acquisition as set out in Part Three of this document

“Court”	the High Court of Justice of the Isle of Man

“Court Meeting”	the meeting of the holders of Scheme Shares convened by order of the Court pursuant to section 152 of the Isle of Man Companies Act, notice of which is set out on pages 53 to 54 of this document, including any adjournment thereof

“Court Order”	the order of the court sanctioning the Scheme

“CREST”	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)

“CREST Manual”	the CREST manual issued by Euroclear

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the City Code containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer in whose securities the person disclosing has dealt as well as the person’s positions (if any) in the relevant securities of any other party to the offer

“Deposit Agreement”	the deposit agreement dated as of 14 July 2008, among Climate Exchange, The Bank of New York Mellon, as ADS Depositary, and the owners and holders of American depositary receipts issued thereunder

“disclosure period”	the period commencing on 1 May 2009 (being the date 12 months prior to the Announcement) and ending on 26 May 2010 (being the last practicable date prior to the publication of this document)

“Effective Date”	the date on which the Scheme becomes effective in accordance with its terms

“Euroclear”	Euroclear UK & Ireland Limited

“Exchange Act”	the U.S. Securities Exchange Act of 1934, as amended

“Explanatory Statement”	the explanatory statement relating to the Scheme, as set out in Part Two of this document

“Financial Supervision Commission”	the Companies Registry of the Isle of Man Financial Supervision Commission

“Fox-Pitt, Kelton”	Fox-Pitt, Kelton Limited

“Hearing”	the hearing by the Court of the petition to sanction the Scheme

“Hearing Date”	the date of the Hearing

“holder”	a registered holder and includes any person(s) entitled by transmission

“ICE”	IntercontinentalExchange, Inc., a Delaware corporation with its principal office address at 2100 RiverEdge Parkway, Suite 500, Atlanta, GA 30328, United States of America

“ICE Directors”	the persons whose names are set out in paragraph 2.3 of Part Seven of this document or, where the context so requires, the directors of ICE from time to time

“ICE Group”	ICE and its subsidiaries and subsidiary undertakings

“Isle of Man Companies Act”	the Isle of Man Companies Act 1931 (as amended)

“J.P. Morgan Cazenove”	J.P. Morgan plc, which conducts its UK investment banking activities as J.P. Morgan Cazenove

“Kinmont”	Kinmont Limited, a corporate finance advisory business based in London, United Kingdom

“London Stock Exchange”	London Stock Exchange plc

“LTIP”	the Climate Exchange Long Term Incentive Plan

“Morgan Stanley”	Morgan Stanley & Co. Incorporated

“Notice of Termination”	the notice of termination relating to the Deposit Agreement, which is to be sent to Climate Exchange ADS Holders after the Effective Date

“Offer”	should Bidco so elect, the offer to be made by Bidco to acquire the entire issued and to be issued share capital of Climate Exchange by means of contractual offer pursuant to the City Code

“Opening Position Disclosure”	an announcement pursuant to Rule 8 of the City Code containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to an offer

“Order Date”	the date on which the Order is made or, if later, the date on which the Order is expressed to take effect

“Panel”	The Panel on Takeovers and Mergers

“Regulations”	the Uncertificated Securities Regulations 2005 of the Isle of Man

“Regulatory Information Service”	any of the services set out in appendix 3 of the listing rules of the UK Listing Authority, being the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000

“Relevant Authority”	a government or governmental, quasi-governmental, supranational, statutory or regulatory, environmental or investigative body, court, association, institution or agency (including trading agency) or any other similar body or person (including any professional body) whatsoever in any jurisdiction

“Relevant Holders”	holders of Scheme Shares whose names appear in the register of members of Climate Exchange at the Scheme Record Time

“Resolutions”	the resolution set out in the Notice of Court Meeting in Part Ten of this document and the Special Resolution

“Scheme” or “Scheme of Arrangement”	the proposed scheme of arrangement under section 152 of the Isle of Man Companies Act between Climate Exchange and holders of Scheme Shares, as set out in Part Four of this document, with or subject to any modification, addition or condition approved or imposed by the Court

“Scheme Document”	this circular dated 28 May 2010 addressed to Climate Exchange Shareholders containing the Scheme and an Explanatory Statement

“Scheme Record Time”	6.00 p.m. on the Business Day immediately prior to the Effective Date

“Scheme Shares”

(i)     the Climate Exchange Shares in issue at the date of this document;

(ii)    any Climate Exchange Shares issued after the date of this document and prior to the Voting Record Time; and

(iii)  any Climate Exchange Shares issued at or after the Voting Record Time and prior to 6.00 p.m. on the Order Date in respect of which the original or any subsequent holder thereof is bound by the Scheme, or shall by such time have agreed in writing to be bound by the Scheme, in any case, other than Climate Exchange Shares held or beneficially owned by ICE

“Special Resolution”	the special resolution to be proposed at the Climate Exchange EGM for the purposes of approving certain amendments to the articles of association of Climate Exchange as set out in Part Eleven of this document

“subsidiary”	has the meaning given in section 1159 of the UK Companies Act

“subsidiary undertaking”	has the meaning given in section 1162 of the UK Companies Act

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UK Companies Act”	the UK Companies Act 2006, as amended

“UK Listing Authority”	the Financial Services Authority as the competent authority for listing in the United Kingdom

“uncertificated” or “in uncertificated form”	a share or other security recorded on the relevant register as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST

“U.S.” or “United States”	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

“Voting Record Time”	6.00 p.m. on the day which is 2 days before the date of the Court Meeting or any adjournment thereof (as the case may be)

“Warrants”	any warrants issued by the Climate Exchange Group or to be issued by it pursuant to any contractual arrangement in existence (without amendment) at 30 April 2010, which entitle the holder of those warrants to subscribe for shares in Climate Exchange

“Wider Climate Exchange Group”	Climate Exchange and its subsidiary undertakings and any other undertaking, body corporate, partnership, joint venture or person in which Climate Exchange and/or such entities (aggregating their interests) has or together have a direct or indirect interest of more than 10 per cent. of the voting or equity share capital or the equivalent

“Wider ICE Group”	ICE and its subsidiary undertakings and any other undertaking, body corporate, partnership, joint venture or person in which ICE and/or such entities (aggregating their interests) has or together have a direct or indirect interest of more than 10 per cent. of the voting or equity share capital or the equivalent

PART TEN: NOTICE OF COURT MEETING

IN THE HIGH COURT OF JUSTICE OF THE ISLE OF MAN	Serial No. CHP 10/0076
CIVIL DIVISION
CHANCERY PROCEDURE

IN THE MATTER OF CLIMATE EXCHANGE PLC

and

IN THE MATTER OF THE ISLE OF MAN COMPANIES ACT 1931

NOTICE IS HEREBY GIVEN that, by an order dated 25 May 2010 made in the above matters, the High Court of Justice of the Isle of Man (the “Court”) has directed a meeting to be convened of the holders of Scheme Shares (as defined in the Scheme of Arrangement referred to below) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement (the “Scheme of Arrangement”) proposed to be made between Climate Exchange plc (the “Company”) and the holders of Scheme Shares and that such meeting will be held at One Bunhill Row, London EC1Y 8YY on 2 July 2010 at 9.30 a.m. at which place and time all holders of Scheme Shares are requested to attend.

At the said meeting the following resolution will be proposed:

“THAT the scheme of arrangement (the “Scheme of Arrangement”) between the Company and the holders of Scheme Shares, a print of which has been produced to this meeting and for the purposes of identification signed by the chairman hereof, in its original form or with or subject to any modification, addition or condition approved or imposed by the Court, be approved and the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme of Arrangement into effect.”

The Scheme of Arrangement must be approved by a majority in number representing three fourths in value of the Scheme Shares held by the holders of Scheme Shares present and voting, either in person or by proxy, at the meeting. Voting on the resolution will be by poll, which may be conducted as the chairman of the meeting shall determine. For the meeting to be properly convened, a quorum of two persons entitled to vote must be present.

A holder of Scheme Shares shall, for the purposes of determining the number of holders of Scheme Shares who have voted in favour of and against the Scheme of Arrangement, always be treated as one holder. Therefore, where a holder of Scheme Shares votes his or her shares (in person or by proxy) partly in favour of and partly against the Scheme of Arrangement, whether that holder of Scheme Shares has voted in favour of or against the Scheme of Arrangement shall be determined by reference to whether the majority of the votes cast by that holder were in favour of or against the Scheme of Arrangement. The total value of votes placed by a holder of Scheme Shares at the meeting (either in person or by proxy) shall not exceed the total number of Scheme Shares registered in the holder’s name.

A copy of the said Scheme of Arrangement and a copy of an explanatory statement relating thereto is incorporated in the document of which this notice forms part.

Holders of Scheme Shares may vote in person at the meeting or they may appoint another person as their proxy to attend, speak and vote in their stead. A proxy need not be a member of the Company. A holder of Scheme Shares may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that holder. A blue form of proxy for use at the meeting is enclosed with this notice. Climate Exchange Shareholders with Scheme Shares held through CREST may also appoint a proxy or proxies using CREST by following the instructions set out on pages 15 to 17 of this document. Completion and return of a form of proxy, or the appointment of proxies through CREST, will not preclude a holder of Scheme Shares from attending and voting in person at the meeting, or any adjournment thereof.

In the case of joint holders of Scheme Shares the vote of the senior member who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the relevant joint holding.

It is requested that forms appointing proxies (together with any power of attorney or other authority under which they are signed, or a notarially certified copy of such power of attorney) be lodged with Computershare Investor Services (Jersey) Limited, Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, not later than 48 hours before the start of the meeting but, if forms are not so lodged, they may be handed to the chairman before the start of the meeting.

Entitlement to attend and vote at the meeting and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company at 6.00 p.m. on the day that is 2 days before the meeting or any adjourned meeting (as the case may be).

By the said order, the Court has appointed Neil Eckert, or failing him, Matthew Whittell, to act as chairman of the meeting and has directed the chairman to report the result of the meeting to the Court.

The said Scheme of Arrangement will be subject to the subsequent sanction of the Court.

Dated 28 May 2010

Cains Advocates Limited

15-19 Athol Street

Douglas

Isle of Man IM1 1LB

Advocates for the Company

PART ELEVEN: NOTICE OF EXTRAORDINARY GENERAL MEETING

CLIMATE EXCHANGE PLC

Notice is hereby given that an extraordinary general meeting of Climate Exchange plc (the “Company”) will be held at 9.45 a.m. on 2 July 2010 at One Bunhill Row, London EC1Y 8YY (or as soon thereafter as the meeting of the holders of Scheme Shares (as defined in the Scheme as referred to in paragraph (a) of the resolution set out below) convened for 9.30 a.m. on the same day and at the same place, by an order of the High Court of Justice of the Isle of Man, shall have concluded or been adjourned) for the purpose of considering and, if thought fit, passing the following resolution, which will be proposed as a special resolution.

SPECIAL RESOLUTION

THAT:

for the purpose of giving effect to the scheme of arrangement (the “Scheme”), between the Company and the holders of Scheme Shares (as defined in the Scheme), a copy of which has been produced to this meeting and for the purposes of identification signed by the chairman hereof, in its original form or subject to any modification(s), addition(s), or condition(s) approved or imposed by the High Court of Justice of the Isle of Man (“Court”), with effect from the passing of this resolution, the articles of association of the Company be altered by the adoption and inclusion of the following new article 173:

“Shares not subject to Scheme of Arrangement

(a)	In this Article, references to the “Scheme” are to the Scheme of Arrangement between the Company and the holders of Scheme Shares (as defined in the Scheme) dated 28 May 2010 (with or subject to any modification, addition or condition approved or imposed by the Court) under section 152 of the CA 1931 and terms defined in the Scheme shall have the same meanings in this article.

(b)	If the Company issues any Ordinary Shares (other than to Aether Ios Limited, any subsidiary of Aether Ios Limited, or any nominee of Aether Ios Limited (each a “Bidco Company”)) on or after the date of the adoption of this Article and prior to 6.00 p.m. on the date of the hearing to sanction the Scheme (the “Hearing Date”) such Ordinary Shares shall be issued subject to the terms of the Scheme and the holder or holders of such Ordinary Shares shall be bound by the Scheme accordingly.

(c)	If any Ordinary Shares are issued to any person (a “new member”) at or after 6.00 p.m. on the Hearing Date they will, provided that the Scheme has become effective and that Aether Ios Limited is a member of the Company, be immediately transferred to Aether Ios Limited or its nominee(s) (unless such Ordinary Shares are issued to a Bidco Company) in consideration of and conditional on the payment to the new member of the same cash consideration per Ordinary Share as would have been payable to a holder of the Scheme Shares under the Scheme.

(d)

To give effect to any such transfer required by this Article 173, the Company may appoint any person to execute a form of transfer on behalf of the new member in favour of Aether Ios Limited or its nominee(s). Pending the registration of Aether Ios Limited or its nominee(s) as the holder of any share to be transferred pursuant to this Article 173, Aether Ios Limited shall be empowered to appoint a person nominated by the directors to act as attorney on behalf of each holder of any such share in accordance with such directions as Aether Ios Limited may give in relation to any dealings with or disposal of such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and the registered holder of such share shall exercise all rights attaching thereto in accordance with the directions of Aether Ios Limited but not otherwise.”

28 May 2010

By Order of the Board

Philip Scales

Company Secretary

Registered Office:

IOMA House

Hope Street

Douglas

Isle of Man

IM1 1AP

Registered in Isle of Man No. 109015C

Notes:

1.	Only holders of ordinary shares of £0.01 in the capital of the Company are entitled to attend and vote at this meeting and may appoint a proxy to attend, speak and vote instead of them. A member may appoint more than one proxy in relation to the extraordinary general meeting provided that each proxy is entitled to exercise the rights attaching to a different share or shares held by that member. A proxy need not be a member of the Company.

2.	A yellow form of proxy is enclosed for use at this meeting. To be valid, completed forms of proxy must be returned so as to arrive at the offices of the Company’s receiving agent, Computershare Investor Services (Jersey) Limited, Queensway House, Hilgrove Street, St Helier, Jersey JE1 1ES, not later than 9.45 a.m. on 30 June 2010, or if the meeting is adjourned, at least 48 hours before the start of the adjourned meeting. Forms of proxy may also be sent by facsimile transmission to Computershare Investor Services (Jersey) Limited on 0870 873 5851 (from within the British Isles) or +44 870 873 5851 (from outside the British Isles). Members with shares held through CREST may also appoint a proxy or proxies using CREST by following the instructions set out on pages 15 to 17 of this document.

3.	Completion and return of a form of proxy, or the appointment of proxies through CREST, will not preclude a holder of ordinary shares from attending and voting in person at the meeting, or any adjournment thereof.

4.	Entitlement to attend and vote at the meeting and the number of votes which may be cast thereat will be determined by reference to the register of members of the Company at 6.00 p.m. on 30 June 2010 (or in the event that the meeting is adjourned, by reference to the register of members at 6.00 p.m. on the day that is 2 days before the adjourned meeting). Changes to entries on the register of members after that time (or in the event that the meeting is adjourned, on the register of members at 6.00 p.m. on the day that is 2 days before the adjourned meeting) shall be disregarded in determining the rights of any person to attend and vote at the meeting.

5.	In the case of joint holders of ordinary shares the vote of the senior member who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the relevant joint holding.